U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 10-SB/A

                                 AMENDMENT NO. 2
                                       TO
                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                     OF SMALL BUSINESS ISSUERS UNDER SECTION
               12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

                         TANGIBLE ASSET GALLERIES, INC.
                 (Name of small business issuer in its charter)



                 NEVADA                                        88-0396772
    (State or Other Jurisdiction of                          (IRS Employer
    Incorporation or Organization)                       Identification Number)


1550 S. PACIFIC COAST HIGHWAY, SUITE 103
        LAGUNA BEACH, CALIFORNIA                                 92651
(Address  of  Principal  Executive  Offices)                  (Zip  Code)


                                 (949) 376-2660
              (Registrant's Telephone Number, Including Area Code)


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
                                     (None)


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                         Common Stock, par value $0.001
                                 Title of Class

                             TABLE  OF  CONTENTS
                             -------------------

                                   PART  I

Item  1          Description of Business.

Item  2          Management's Discussion and Analysis or Plan of Operation.

Item  3          Description of Property.

Item  4          Security Ownership of Certain Beneficial Owners and Management.

Item  5          Directors, Executive  Officers, Promoters and Control Persons.

Item  6          Executive Compensation.

Item  7          Certain Relationships and Related Transactions.

Item  8          Description of Securities.

                                  PART  II

Item 1 Market Price of and Dividends on the Registrant's Common Equity and Other Shareholder Matters.

Item  2          Legal Proceedings.

Item  3          Changes In and Disagreements With Accountants.

Item  4          Recent Sales of Unregistered Securities.

Item  5          Indemnification of Directors and Officers.

                                 PART  F/S

Financial Statements.

                                 PART  III

Item  1          Index to Exhibits.

Item  2          Description of Exhibits.

                                 PART  I

This Registration Statement includes forward-looking statements within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act"). These statements are based on management's beliefs and assumptions, and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth under the heading "Financial Information-Management's Discussion and Analysis of Financial Condition and Results of Operations." Forward-looking statements also include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "consider" or similar expressions are used.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The Company's future results and shareholder values may differ materially from those expressed in these forward-looking statements. Readers are cautioned not to put undue reliance on any forward-looking statements. In addition, the Company does not have any intention or obligation to update forward-looking statements after the effectiveness of this Registration Statement, even if new information, future events or other circumstances have made them incorrect or misleading.

ITEM 1 - DESCRIPTION OF BUSINESS
--------------------------------

Tangible Asset Galleries, Inc. ("Tangible" or the "Company") is a retailer and wholesaler of rare coins, fine art, and antique collectibles. The Company was organized as a Nevada corporation on August 30, 1995 and is currently based in Laguna Beach, California.

On April 28, 1999, Tangible Asset Galleries, Inc. (which at the time was designated Austin Land & Resources, Inc., a Nevada corporation ("Austin")) acquired all of the outstanding common stock of Tangible Investments of America, Inc., a Pennsylvania corporation ("TIA") in a business combination described as a "reverse acquisition." For accounting purposes, the acquisition has been treated as the acquisition of Austin (the Registrant) by TIA. TIA was originally incorporated in Pennsylvania in 1984. At the time of its reverse acquisition with Austin, TIA operated as retailer and wholesaler of rare coins, fine art, and antique collectibles. TIA agreed to be acquired by the Company in order to become a publicly trade company. Management of TIA believes that the Company's status as a publicly traded company would facilitate the raising of capital. Prior to the acquisition by Austin, management of TIA had no relationship with the Company.

Immediately prior to the acquisition, Austin had 1,650,000 shares of Common Stock outstanding. As part of Austin's reorganization with TIA, Austin issued 16,000,000 shares of its Common Stock to the shareholders of TIA in exchange for 490 (100%) shares of TIA Common Stock. Immediately following the merger, TIA changed its name to "Tangible Asset Galleries, Inc." Austin had no revenues and no significant operations prior to the merger. Subsequent to the acquisition, the former shareholders of TIA constituted approximately 88% of the total outstanding shares of the Common Stock of the Company and the original shareholders of Austin constituted approximately 9% of the total outstanding shares of the Common Stock of the Company.

BUSINESS OF THE ISSUER

The Company's principal line of business is the sale of rare coins on a retail and wholesale basis. Additionally, the Company also offers primarily on a retail basis, collectibles such as fine artworks, antique furniture, lamps, pottery, and china. The Company's primary storefront is currently located in Laguna Beach, California. This location serves as the Company's headquarters and primary retail outlet. Beginning in January 2000, the Company intends to relocate all of its Southern California operations to its new headquarters and primary retail outlet located in Newport Beach, California. The Company's services are also marketed nationwide through broadcasting and print media and independent sales agents.

Beginning on September 1, 1999, the Company launched the first phase of its Internet auction Web site located at www.tangibleassets.com. The first phase offered the sale of rare coins by the Company to the public via an auction format. On October 1, 1999, the Company initiated the second phase of its Internet auction Web site, expanding it to offer the sale collectibles via an auction format. The Company's auction site offers graded and certified coins and guarantees as to authenticity and condition of all items offered for sale.

In contrast to other auction sites such as Ebay.com, where the site operator merely acts as a facilitator of transactions, the Company will act as principals in its auctions. This means that the Company will evaluate offerings, collect funds, pay consignors, and therefore seek to eliminate the risks to the public of bidding on items sold by unknown third parties. To date, there are only a small number of auction Web sites which offer guarantees comparable to the Company's.

The Company also currently publishes a monthly newsletter, distributed to its existing customers detailing and describing current events in the numismatic and collectibles world. The Company's newsletter also provides customers with the opportunity to view the Company's current rare coin and collectibles offerings as well as order such offerings via telephone.

On May 28, 1999, the Company expanded its operations by opening a retail outlet in the Las Vegas area. The Company believes that the Las Vegas area is viewed as a prime location for development in the coin and art collection arena and the Company is working on strategies to significantly expand that marketplace. In June 1999, the Company opened a Tustin, California customer service center, staffed by trained professionals who are tasked with answering customer inquiries regarding the Company's monthly newsletter as well responding to customer requests regarding availability of certain collectibles.

HISTORY OF THE COMPANY

TIA, the Company's predecessor, was originally founded by the Company's current president, Silvano DiGenova in 1977 when Mr. DiGenova first exhibited his coins at a national coin dealer's convention. That same year, Mr. DiGenova first became involved in other collectibles such as fine arts and antiques. Mr. DiGenova has collected rare coins since 1971 (when he was nine years old) and by age 13 was trading coins among his peers. While attending the Wharton School of Business in the early 1980s, Mr. DiGenova continued to develop TIA, and in May 1984, Mr. DiGenova, prior to graduating, took a leave of absence from Wharton and incorporated TIA in Pennsylvania.

In 1991, Mr. DiGenova relocated TIA to Laguna Beach, California and continued to develop TIA's rare coin, fine art and collectibles retail and wholesale business, continuing to expand it on a national level. The Company currently provides coins, fine arts and collectibles on a wholesale level to many retail outlets across the nation and conducts retail sales via telephone to virtually every state in the United States and several countries around the world.

As previously discussed above, TIA was acquired by the Company on April 28,1999.

BACKGROUND OF THE COIN AND COLLECTIBLES INDUSTRY

Throughout history, from ancient time to the present day, coins have been highly prized and universally regarded as a store of value, particularly those struck in precious metals. Coins have been highly esteemed for their beauty and appeal as a solid store of wealth. Over the past three hundred years, coin collecting for enjoyment and profit has gained increasing prominence. The coin industry has been actively traded since the 17th century.

The legendary House of Rothschild (famed European Banking Family) actually got its start dealing in rare coins and medals at Frankfurt's great spring and summer fairs. Meyer Rothschild, the founder of the banking empire, began by selling coins at the fairs as well as running a mail-order coin business. Starting in 1771, he published the first of many printed coin catalogs which he sent out during the next 20 years at regular intervals to potential customers all over Germany. To this day, many prestigious European banks still maintain active numismatic departments.

THE REVOLUTION IN THE COIN BUSINESS

Determining the market value of a given coin plays a vital role. Rare coins are graded on a numerical scale from 0 to 70. Zero represents the basal state and 70 represents an uncirculated (or mint state) specimen that is perfect in every aspect. The higher its numerical grade, the more valuable a coin is to collectors or dealers. A one-point difference, not even discernible to a layman's eye, can mean literally thousands of dollars difference in value. Therefore, the importance of consistent grading, according to a universally accepted standard by the marketplace cannot be overemphasized. In 1986, the first uniform grading system was implemented by the Professional Coin Grading Service (the "PCGS"). Silvano DiGenova, the Company's president, was a co-founder of PCGS and helped to develop the grading system used by PCGS. Mr. DiGenova sold his interest in PCGS in 1987 and has not been affiliated with PCGS, except as a customer of its services, since that time. A year after the founding of the PCGS, the Numismatic Guaranty Corporation ("NGC") was formed. Mr. DiGenova is not affiliated with NGC in any way except as a customer of its services.

These two firms established a uniform coin-grading standard, which has gained almost universal acceptance throughout the world. Once a coin has been graded and certified, both firms encapsulate the coin in tamper-proof acrylic holders, register them by number, grade, date and mintmark. If applicable, they identify variety and pedigree as well. Rare coins graded and certified by either one of these services can now be traded with confidence. The advent of certified grading has led to another revolution of sorts, the formation of the Certified Coin Exchange (CCE). Mr. DiGenova was a founder and board member of CCE, and helped to organize the association. Mr. DiGenova sold his interests in CCE in the late 1980s and has not been affiliated with the company in any way since that time except as a user of their services. CCE is a nationwide computerized trading network for rare coins. CCE is also the number one source of instantaneous price information. Coins can be bought and sold sight unseen because of the certification and confidence instilled in the market place by CCE, PCGS and NGC

COMPETITION

The business of selling rare coins and other collectibles is highly competitive. The Company competes with a number of smaller, comparably-sized, and larger firms throughout the United States. These include: Heritage Rare Coin, a large scale coin firm in Dallas, Texas; National Gold, a large wholesale coin and bullion seller located in Tampa, Florida; Spectrum, a medium sized coin wholesaler located in Newport Beach, California; Coin Universe, a publicly traded company; and U.S. Coins, a medium size coin wholesaler located in Houston, Texas. These competitors are generally larger and better capitalized. However, the Company believes that it is able to compete with these competitors due to its generally higher quality inventory, staff expertise, and Web presence. However, there can be no assurances that the Company can continue to compete successfully with other established companies with greater financial resources, experience and market share.

In an effort to remain competitive in the marketplace, the Company has implemented the following policies so its customers can be confident in their purchases:

    -Certified Coins: All coins purchased through the Company are independently graded and certified by either the Professional Coin Grading Service or the Numismatic Guaranty Corporation. These are nationally recognized unbiased third-party grading services that render an expert consensus opinion by the industry's foremost numismatic experts. Although Mr. DiGenova was a founder of PCGS, he is no longer affiliated with the Company and does not take part in PCGS's grading of the Company's coins. The coins, along with their grade designations, are sonically sealed in a tamper proof acrylic holder designed to protect the coin's condition from environmental damage. The coin cannot be removed from its holder, or the grade change, without destroying the holder.

    -Guaranteed Authenticity: the Company unconditionally guarantees the authenticity of every coin it sells. This guarantee is limited to a full refund of the original purchase price plus ten (10) percent per annum simple interest on the original purchase price from the date purchased from the Company to the date returned because of lack of authenticity, provided that the coin is returned in its original unbroken holder.

    -Guaranteed Liquidity and Buy Back at Grade: the Company guarantees to repurchase any coin originally sold by the Company to the original retail purchaser at the same numerical grade level at which the coin was originally purchased from the Company. The repurchase would be at the Company's current "Bid" price for the grade level indicated on the holder (the amount the Company is then offering to buy similar coins of the same grade on a below wholesale basis or "Bid"). The Company guarantees that this "Bid" price will be between 5% to 17.5%, and will never exceed 17.5%, below the then current retail asking price for coins with similar grades. The Company's current bid price and the corresponding retail price could be substantially below the purchaser's original purchase price. The Company does not guarantee that a purchaser will be able to recover his or her entire original purchase price but does guarantee liquidity based on current market conditions. The Company guarantees to provide an immediate cash offer, or at the client's discretion, a consignment sale estimate on any coin which was originally purchased from the Company. The Company's pledge is to provide our clientele with a liquid marketplace at any and all times.

    -Unconditional Fifteen-Day Refund: Every coin purchased (not including bullion) through the Company carries an unconditional 15-day full money back guarantee. If, after inspecting the purchase, the customer wishes to return any coin for a full refund under this guarantee, the coin must be received by the Company no later than fifteen-days after postmark (or air bill date) of said coin. The purchaser is, therefore, encouraged to carefully inspect and evaluate all coins during this period. Fine art and collectibles returns privilege is 30 days.

    -Thirty-Day Same as Cash Exchange: Any item(s) sold by the Company may be exchanged for other item(s) of equal or greater value (at the full original purchase price) within 30-days of the sale. Bullion and generic coins, however, are excluded. Generic coins (or generic issues) are U.S. coins which are very common coins with graded populations of 1,000 or more.

    -Approval Service: The Company may send coins and fine art (on a case by case basis) on an approval basis (i.e. allow qualified customers to view items in their homes or to have such items independently inspected) to qualified buyers subject to credit verification and approval.

    -Low Price Guarantee: If any item purchased from the Company (excluding bullion and selected common generic issues) is advertised by a legitimate dealer for less than the Company's selling price (within 30 days), The Company will refund the difference, plus 10% of the difference.

    -Statements of Value: A thorough and complete evaluation of the coins and fine art purchased from The Company will be provided to all clients upon request. These reports provide current liquidation values as well as accurate data concerning profit and/or loss position.

    -Commission Free Selling Service: The Company will liquidate gold and silver bullion or generic U.S. coins for top market prices, free of commissions or selling fees, provided that the proceeds are used to purchase coins from the Company. Otherwise, a service charge of 2.5% (for bullion and/or common generic: issues) or 10% (for rare U.S. coinage) will be assessed.

    -Appraisals of Currently Owned Materials: The Company will evaluate grade, performance potential and identify liquidation or hold strategy for its customers. This service is free of charge if the proceeds from the coins that are liquidated are used to acquire coins through the Company. Otherwise, a service charge of 2.5% of the total appraised value will be assessed.

    -Auction Representation: The Company attends most major numismatic auctions, and will act as an agent on customers' behalf, for the purpose of acquisition, for a nominal fee of 2.5% to 10%, depending upon the amount purchased.

    -Full service PCGS and NGC Submission Center: The Company will examine customer's uncertified coins to determine suitability for grading (there is no charge for this service). The Company will then submit the coins on the customers' behalf (at our dealer cost) to PCGS or NGC for grading.

    -Rare Coin Strategy Planning Sessions: The Company provides personal one-on-one consultations with an experienced, knowledgeable numismatic professional to assist with portfolio planning, rare coin acquisitions and/or liquidations. This is a free service provided to qualified individuals.

     Research Services: The Company will provide a free complete historical, providence, price history and current population data for any coin(s) and fine art purchased from the Company.

REGULATION

The rare coin and collectibles markets are not currently subject to direct federal, state or local regulation, although the sales of certain artwork and autographed sports memorabilia is regulated in some states. However, the Federal Trade Commission and many state attorneys general have shown an interest in regulating the sales of rare coins and other tangible assets as investments, and the State of New York has determined that under certain circumstances rare coins may be treated as securities under state law, thereby requiring rare coin dealers to register as broker-dealers and permitting investors all legal and equitable remedies otherwise available to buyers of securities. The Company relies upon the February 1998 ruling of U. S. District Court Judge Kimba Wood in the case of Llewellyn v. North American Trading that the ordinary retail sale of rare coins to investors is not a security under the federal securities laws, and believes that its operations are not subject to regulation as the sale of securities. There is no assurance, however, that at some time in the future the sale of rare coins will be so regulated, and that the Company's business will not be materially adversely affected thereby.

Over the past 15 years, the FTC has filed suits against numerous rare coin dealers alleging that the dealers' representations about coins were false or misleading to a person of average intellect, or that the dealers' retail markups were so high that their representations about investment risk and appreciation potential became misleading or untrue. These cases have not, however, created any clear rules by which dealers such as the Company can assure themselves of compliance. On January 1, 1996, the FTC's Telemarketing Sales Rule, authorized by the 1994 Telemarketing and Consumer Fraud and Abuse Prevention Act, took effect. "Telemarketing" is defined as any plan, program, or campaign which is conducted to induce payment for goods and services by use of more than one interstate telephone call. The Rule applies to all sales of "investment opportunities", which is defined by whether the seller's marketing materials generally promote items. On the basis of representations about "income, profit, or appreciation." The Company believes that all of its retail sales are covered by the Rule, even those to collectors.

The Telemarketing Sales Rule requires the Company to inform customers of the following before accepting payment: the number of items being sold, the purchase price, and the Company's refund / exchange / buyback policy. The Rule also prohibits the Company from misrepresenting the "risk, liquidity, earnings potential, and profitability" of the items it sells. This in itself did not materially change prior law. However, during debates on the Telemarketing Sales Rule in 1995, FTC staff attorneys tried to impose additional specific requirements that dealers in "tangible assets" disclose to retail customers their actual cost for the items they sell, and also disclose "all material facts" about their goods before accepting any money from the customer. This would have required the Company to disclose its actual margins to its retail customers, as well as impose on the Company a near impossible burden of determining what facts were material to the purchase of coins or other collectibles. Although the FTC ultimately removed these additional requirements from the final version of the Rule, the FTC staff's behavior demonstrated its particular concern for telemarketing of coins as investments. There is no assurance that the FTC will not amend the Rule in the future to impose these or other additional regulations, or that individual states will not impose such regulations, and that the Company's business will not be materially adversely affected thereby.

In addition, rare coins are favored by many investors because they can be bought, owned and sold privately, i.e., without registering with or notifying any Government agency. However, the Internal Revenue Service now requires dealers such as the Company to report on Form 8300 all sales of coins in which more than $10,000 in cash or cash-like instruments is used as payment. The private nature of rare coin ownership has occasionally resulted in rare coins being purchased by taxpayers for the purpose of concealing unreported income, or used to "launder" income derived from unlawful activities. This has caused local authorities to consider imposing registration and/or reporting requirements upon rare coin dealers, although the only such regulation enacted to date (in the City of Chicago) has not been enforced against full-time dealers in rare coins. There is no assurance that additional regulations will not be imposed upon the Company in the future, and that the Company's business will not be materially adversely affected thereby.

Taxation of Mail Order Sales.

The Company does not collect California sales tax on mail order sales to out-of-state customers, because interstate sales generally are tax-exempt. Nor does the Company collect use tax on its interstate mail order sales. Most states impose a use tax on "retailer(s) engaged in business in this state" on sales of "tangible personal property for storage, use, or other consumption in this state" (language from '6203 of the California Sales and Use Tax Law). Use tax is usually set at the same rate as sales tax, and its purpose is to level the playing field between local retailers who pay sales tax and out-of-state mail order companies who do not. Some states exempt rare coin sales over $1,000 from sales or use tax, but most do not. Although the federal Constitution restricts the right of states to tax interstate commerce, states can assess use tax-on any transaction where the out-of-state mail order firm has a "nexus", i.e., any physical presence, in the state, regardless of whether the sales themselves arise from that local presence. "Nexus" includes attending conventions, although at least one state (California) provides a seven-day "safe harbor" for out-of-state dealers attending conventions and whose sales are less than a certain dollar threshold. It also would include attending auctions or making buying or selling trips. On that basis, the Company may be deemed to have "nexus" in many states.

Use tax is the buyer's obligation, but states require retailers to collect the tax and remit it to the state along with a use tax return. There is no statute of limitations for use tax if no return has been filed by the dealer. To date, the Company has not been assessed for use tax by the taxing authority of any other state, nor has it received any inquiry indicating that it was being audited for purposes of such an assessment. However, there is no assurance that the Company will not be audited by taxing authorities of the states and be assessed for unpaid use taxes (plus interest and penalties) for a period of many years.

In addition to use tax, many states impose income and franchise taxes on out-of-state companies that derive net income from business with their residents. For example, California applies an income-based franchise tax to out-of-state corporations operating in California for the privilege of using the corporate form. The maximum tax rate is 11%, with a minimum tax of $800 per year. Income derived outside California is not taxed, and in-state income of taxpayers liable for tax in more than one state is calculated using a formula contained in the Uniform Division of Income for Taxation Purposes Act, a statute in effect in Alabama, Alaska, Arizona, Arkansas, California, Colorado, Hawaii, Idaho, Kansas, Kentucky, Maine, Michigan, Missouri, Montana, Nebraska, Nevada, New Mexico, North Dakota, Oregon, South Carolina, South Dakota, Texas, Utah, and Washington. As with use tax, nexus principles apply, and the U.S. Supreme Court requires "a minimal connection between the interstate activities and the taxing state, and a rational relationship between the income attributed to the State and the intrastate values of the enterprise."

Assuming the existence of nexus, the Company could be subject to income-based taxes in each of the states in which it has had a physical presence at conventions, auctions or otherwise. The only exceptions would be in states where the Company is protected by a federal law, 15 U.S.C. '381, which immunizes companies from state income taxes if the company's only business activities in the taxing state consist of "solicitation of orders for interstate sales." There is no statute of limitations for income or franchise tax if no return has been filed by the dealer. To date, the Company has not been assessed for income tax or franchise tax by the taxing authority of any other state, nor has it received any inquiry indicating that it was being audited for purposes of such an assessment. However, there is no assurance that the Company will not be audited by taxing authorities of the states and be assessed for unpaid income or franchise taxes (plus interest and penalties) for a period of many years.

MAJOR  SUPPLIERS

The Company obtains its coins and collectibles from many different individuals and entities and is not dependent on any major suppliers.

DEPENDENCE  ON  KEY  CUSTOMERS

The Company is not dependent on any key customers but rather sells to a large variety of individual retail purchasers as well as several wholesale purchasers throughout the nation and world. However, during 1997 and 1998, one wholesale purchaser, Mike's Coin Gallery, located in Redondo Beach, California represented 16% and 13% of the Company's wholesale sales, respectively. The Company anticipates that Mike's Coin Gallery will represent less than 10% of the Company's sales through 1999.

PATENTS, TRADEMARKS, LICENSES

The Company does not depend upon any patents, trademarks, or licenses to conduct its business; nor does the Company hold any such patents or trademarks.

COST OF COMPLIANCE WITH ENVIRONMENTAL REGULATIONS

The Company currently has no costs associated with compliance with environmental regulations. However, there can be no assurances that the Company will not incur such costs in the future.

NUMBER OF EMPLOYEES

As  of  June  30,  1999,  the  Company  employed 22 people on a full time basis.

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
--------------------------------------------------------------------------------
OF OPERATIONS
-------------

The following discussion contains certain forward-looking statements that are subject to business and economic risks and uncertainties, and the Company's actual results could differ materially from those forward-looking statements. The following discussion regarding the financial statements of the company should be read in conjunction with the financial statements and notes thereto.

Prior to the acquisition of TIA by the Company, the Company had no revenues or expenses for the fiscal years ended December 31, 1997 and December 31, 1998, or for the three-month period ended March 31, 1999. Following the acquisition, management of the Company resigned and was replaced by TIA's officers and directors. The Company then adopted TIA's business plan. As TIA is the accounting acquirer, the following discussion discusses the results of operations of TIA for the years ended December 31, 1997 and 1998 and the interim period ended June 30, 1999.

GENERAL  OVERVIEW

Beginning in 1998, the Company began shifting its focus away from the wholesale marketing of coins and began focusing its efforts on the retail coin as well as the collectibles market. Coupled with an overall heathy economy, the Company began realizing increased sales in fiscal year 1998.

Commencing in early 1999, Tangible Investments of America, Inc. began to shift its resources and adjust its conceptual philosophy with the goal of developing the Company into a public company as well as developing an Internet presence. As a result, large supplementary capital expenditures were required to implement the new infrastructure. Expansion of management and sales personnel, as well as considerable expense in computer hardware, software and extensive programming for the Company's E-Commerce Web-site (which will include two state-of-the-art auction sites), were all direct costs incurred as a result of this effort. Senior management was enhanced with the addition of a Vice President of Finance along with a Vice President of Sales and Marketing who will be responsible for the development and implementation of the Company's customer service and sales organization. As a result, the Company dramatically increased its sales staff, which required extensive training of new personnel. Moreover, the Company instituted a very aggressive marketing campaign, which includes national TV advertising on CNBC and MSNBC. Although an expensive endeavor, Management of the Company believes that such media campaigns are effective and that such campaigns have begun to attract new customers to the Company's products.

The Company's efforts and expenditures in the first half of 1999 allowed it to implement its objective to assume a strong market position as an electronic-commerce company ("E-Commerce"). In the third quarter, the Company initiated its Web site operations in its continuing efforts to penetrate the E-Commerce market.

FOR THE YEAR ENDED DECEMBER 31, 1998 AND 1997
---------------------------------------------

The company's net income for the year ended December 31, 1998 was $1,397,865, an increase of 89%, as compared to $740,897 for the year ended December 31, 1997. This increase was primarily a result of increased sales of 24% and an increase in gross profit of 41%.

NET SALES

As previously discussed, beginning in 1998, the Company began to shift its focus from the wholesale to the retail market. The table below reflects the shift in the Company's business toward the retail trade and the collectibles market.

                                   Year Ended                 Year Ended
                                   ----------                 ----------
                               December 31, 1998          December 31, 1997
                                -----------------          -----------------
                                   Amount %                  Amount %
                                --------------------------------------------
Net  Revenues
  Coins - Wholesale      $  11,722,016     60.0%     $     10,911,290     69.2%
  Coins - Retail             6,999,860     36.8             4,536,493     28.8
  Collectibles                 814,102      4.2               320,145      2.0
                          ----------------------      -------------------------
  Total Net Revenues     $  19,535,978    100.0%     $     15,767,928    100.0%
                          ======================      =========================

Net revenues increased 23.9% to $19,535,978 for the year ended December 31, 1998 as compared to $15,767,928 for the year ended December 31, 1997. Coins - wholesale increased 7.4% to $11,722,016 during 1998 as compared to $10,911,290 representing steady but slower growth in this segment due to a decreased emphasis in this market. Coins-retail increased 54.3% to $6,999,860 during 1998 as compared to $4,536,493 in 1997 and collectibles increased 154.3% to $814,102 during 1998 as compared to $320,145 in 1997. The increases in these two retail segments were due to increased and continued marketing emphasis and efforts over the past year.

COST OF SALES

Cost of sales for the year ended December 31, 1998 increased 21% to $16,146,584 from $13,363,844 for the fiscal year ended December 31, 1997 while the cost of sales as a percentage of net revenue decreased to 82.6% during 1998 as compared to 84.8% during 1997. The increase in cost of sales was primarily due to the Company's increased sales. The decrease in the cost of sales as a percentage of sales was the result of the larger percentage of retail sales and the corresponding higher margins.

GROSS PROFIT

Gross Profit increased 41% from $2,404,084 for the fiscal year ended December 31, 1997 to $3,389,394 for the fiscal year ended December 31, 1998. This increase in gross profit was primarily due to the higher mark-ups associated with retail sales and greater sales.

TOTAL OPERATING EXPENSES

Total Operating Expenses for the year ended December 31, 1998 increased 18.8% to 1,971,521 from $1,659,560 for the year ended December 31, 1997. This increase in Total Operating Expenses was primarily due to the increased cost associated with the Company's greater focus on retail sales.

OTHER INCOME AND EXPENSES

Other Expenses for the year ended December 31, 1998 increased to $5,308 as compared to Other Income of $4,343 for the year ended December 31, 1997.

PROVISION  FOR  INCOME  TAXES

The Provision for Income Taxes for the year ended December 31, 1998 was $14,700 as compared to $8,000 for year ended December 31, 1997. Prior to the Company's reverse acquisition on April 28, 1999, the Company had elected to be taxed as a S corporation for federal and state purposes. Under the provisions of this election, with the exception of the California 1.5% surtax, the Company did not pay corporate tax on its income. However, the stockholders were liable for their respective share of income taxes on the company's taxable income.
Subsequent to the reverse acquisition, the Company began to provide for corporate income taxes based on the combined federal and state statutory rates.


LIQUIDITY AND CAPITAL RESOURCES

Cash increased $17,740 for the year ended December 31, 1998 primarily due to an increase in profitability. However, this increase was offset by increased inventory levels as the Company expanded its retail operations. Comparatively, cash decreased $52,961 for the year ended December 31, 1997 due to an increase in accounts receivable that were largely offset by net income.

Net cash provided by operating activities for the year ended December 31, 1998 was $914,103 consisting primarily of the Company's net income of $1,397,865 adjusted for by an increase in inventory, a decrease in accounts receivable and an increase in accounts payable. Net cash provided by operating activities for year ended December 31, 1997 was $308,074, consisting primarily of the company's net income of $740,897 adjusted by an increase in inventory and an increase in accounts payable.

Net cash used in investing activities for the year ended December 31, 1998 was $12,574 consisting primarily of an investment in Numismatic Interactive Network, LLC. Net cash used in financing activities for the year ended
December 31, 1997 was $2,653 consisting primarily of additions to property and equipment offset by the proceeds from the sales of an automobile and investments.

Net cash used in financing activities for the year ended December 31, 1998 was $883,789 consisting primarily of stockholder distributions and the repayment of a cash overdraft offset by the proceeds from the Company's line of credit. Net cash used in financing activities for the year ended December 31, 1997 was $358,382, consisting primarily of stockholder distributions offset by the proceeds from the Company's line of credit.

On December 1, 1998, the Company's predecessor, TIA, entered into a revolving credit agreement with a limit of up to $600,000 with a rate of interest at the prime plus 2.625%, collateralized by the Company's assets and personal guarantee of the Company's president. The outstanding balance on December 31, 1998 was $600,000.

In September 1999, the revolving credit agreement was terminated, the outstanding balance was repaid in full and the credit facility was replaced with a revolving credit agreement with a limit of up to $2,000,000, with a rate of interest at the prime rate plus 1.50%, which is collateralized by the Company's assets and a personal guarantee of the Company's president.

CAPITAL EXPENDITURES

The Company incurred no significant capital expenditures for the year ended December 31, 1998. Comparatively, the Company incurred capital expenditures of $34,088 during the year ended December 31, 1997 consisting primarily of office equipment and computer hardware.

INFLATION

Management believes that inflation has not had a material effect on the Company's results of operations.

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 1998
------------------------------------------------------

NET REVENUES

The table below reflects the breakdown of the Company's primary areas of revenue.


                               Six-Months Ended         Six-Months Ended
                                 June 30, 1999            June 30, 1998
                             -----------------          -----------------
                                   Amount     %          Amount     %
                             --------------------------------------------
Net  Revenues
  Coins - Wholesale     $   8,019,557     75.2%     $      7,012,904     64.5%
  Coins - Retail            2,292,696     21.5             3,522,761     32.4
  Collectibles                351,918      3.3               337,054      3.1
                        ----------------------      -------------------------
  Total Net Revenues    $  10,664,171    100.0%     $     10,872,719    100.0%
                        ======================      =========================



Net revenues for the six months ended June 30, 1999 decreased 1.9% to $10,664,171 from $10,872,719 for the six months ended June 30, 1998. This decrease was due to the unanticipated weakness in the retail rare coin market and the flat sales growth for collectibles. Revenues from collectibles sales have not yet fully compensated for the overall decrease in the Company's rare coin sales. Retail rare coin sales have decreased from $3,522,761 for the six-months ended June 30, 1998 to $2,292,696 for the six months ended June 30, 1999 while wholesale rare coin sales increased from $7,012,904 for the six months ended June 30, 1998 to $8,019,557 for the six months ended June 30, 1999. Although the Company continued to focus its efforts on retail sales, market forces resulted in higher wholesale sales than expected. During the six months period ended June 30, 1999, the Company focused on the accumulation of its collectibles inventory rather than on generating collectibles sales. This strategy was employed in anticipation of the launching of auction and online sales scheduled for the fourth quarter. Collectible sales increased slightly for the six-months ended June 30, 1999 to $351,918 from $337,054 for the six months ended June 30, 1998.

COST  OF  SALES

Cost of sales for the six months ended June 30, 1999 increased 1.2% to $8,689,535 from $8,584,938 for the six months ended June 30, 1998. The cost of sales as a percentage of net revenue increased to 81.5% from 79.0% during the comparable periods. This increase was due to the unfavorable mix of products sold during the period. The Company's cost of sales as percentage of net revenue will vary from period to period depending on the prevailing market forces and the mix of products sold.

GROSS  PROFIT

Gross profit for the six months ended June 30, 1999 decreased 13.7% to $1,974,636 from $2,287,781 for the six months ended June 30, 1998. The gross profit as a percentage of net revenue decreased to 18.5% from 21.0% during the comparable periods. This decrease was due primarily to the unfavorable mix of products sold during the period. The ability of the Company to realize the highest possible gross profit on the sales of products is dependent on market demand for specific types of products that may or may not be readily available to Company. In the interest of satisfying the demand for products, the Company may acquire and sell products with less than desired gross profit. Additionally, during the six month period ended June 30, 1999, several large private collections of rare coins were sold into the marketplace causing a temporary oversupply and consequently reduced margins on the sale of rare coins. This market weakness is anticipated to continue to the end of 1999.

SELLING,  GENERAL  AND  ADMINISTRATIVE  EXPENSES

Selling, general and administrative expenses for the six months ended June 30, 1999 increased 76.0% to $1,493,615 from $848,844 for the six months ended June 30, 1998. The increase in these expenses were due to increases in selling expenses relating to the shift in focus toward retail sales; the expansion of the administrative infrastructure to support the requirements of public company reporting and the Company's growing retail operations and the costs associated with developing an Internet based auction site. The increase in expenditures included a one-time consulting expense to the Michelson Group in the amount of $134,185 that was the assigned fair value of stock warrants granted in exchange for services rendered in connection with the reverse acquisition. See Certain Relationship and Related Transactions section of this Registration Statement for further details.

OTHER  INCOME  AND  EXPENSES

Other expenses for the six months ended June 30, 1999 increased to $1,580 from $0 for the six months ended June 30, 1998. This increase was due to the write-down of the Company's investment in Numismatic Interactive Network, LLC to a zero value. The write-down in the amount of $4,550 was offset by interest income of $2,970 during the period.

PROVISION  FOR  INCOME  TAXES

The provision for income taxes for the six months ended June 30, 1999 were $60,000 as compared to $8,000 for the six months ended June 30, 1998. Prior to the Company's reverse acquisition on April 28, 1999, the Company had elected to be taxed as an S-corporation for federal and state purposes. Under the provisions of this election, with the exception of the California 1.5% surtax, the Company did not pay corporate tax on its income. However, the stockholders were liable for their respective share of income taxes on the Company's taxable income. Subsequent to the reverse acquisition the Company began to provide for corporate income taxes based on the combined federal and state statutory rates.

LIQUIDITY  AND  CAPITAL  RESOURCES

Cash decreased $14,144 for the six months ended June 30, 1999, primarily due to increased expenditures and the increased inventory levels that were required as the Company continued to expand into rare coins and fine art and collectibles on a retail level. Comparatively, cash increased $97,143 for the six months ended June 30, 1998 due to increased sales and profitability during the period.

Net cash provided by operating activities for the six months ended June 30, 1999 was $303,313, consisting primarily of the Company's net income of $419,441 adjusted for non-cash operating expenses including consulting and legal services exchanged for exercised stock warrants and common stock, depreciation and amortization and the write-down of customer lists, and increased inventory and accounts receivable and accounts payable. Net cash provided by operating activities for the six months ended June 30, 1998 was $66,189 consisting primarily of the Company's net income of $1,430,937 adjusted by an increase in inventory and decreases in accounts receivable and payable.

Net cash used in investing activities for the six months ended June 30, 1999 was $51,264 consisting primarily of additions to property and equipment. Net cash used in investing activities for the six months ended June 30, 1998 was $18,409, consisting of additions to property and equipment.

Net cash used in financing activities for the six months ended June 30, 1999 was $ 265,833, consisting primarily stockholder distributions that were partially offset by the proceeds of a convertible, interest bearing stockholder note payable. Net cash provided by financing activities for the six months ended June 30, 1998 was $49,363 consisting primarily consisting of the proceeds of short-term note payable that were partially offset by the repayment of a stockholder loan payable.

NON-CASH  INVESTING  AND  FINANCING  ACTIVITIES

During the six month period ended June 30, 1999, the Company issued 70,000 common shares in exchange for inventory with a fair value of $135,000. There were no non-cash investing and financing activities during the six month period ended June 30, 1998.

On December 1, 1998, the Company's predecessor, TIA entered into a revolving credit agreement with a limit of up to $600,000 with a rate of interest at the prime rate plus 2.625% collateralized by the Company's assets and personal guarantee of the Company's president. The outstanding balance of loan at June 30, 1999 was $ 600,000. In September 1999, the revolving credit agreement was terminated, the outstanding balance was repaid in full and the credit facility was replaced with a revolving credit agreement with a limit of up to $2,000,000, with a rate of interest at the prime rate plus 1.50%, which is collateralized by the Company's assets and a personal guarantee of the Company's president. In addition, the Company is currently negotiating an increase in its line of credit to $7,500,000. The Company has also retained the services of the Michelson Group to assist the Company in a potential bridge financing in order to finance future growth. See Certain Relationships and Related Transactions. The Company anticipates that the additional line of credit and funds from the possible bridge financing will be used for increased inventory, capital expenditures, and potential acquisitions. However, there can be no assurances that the Company will be able to secure such financing.

On March 31, 1999 the Company's predecessor, TIA, executed a convertible, interest-bearing note payable in exchange for cash advanced by the Company's principal stockholder and president in the amount of $1,400,000. The note bears interest at the rate of 9.0% per annum and the interest is payable quarterly. The note, including, any unpaid interest, will become due and payable on March
31, 2004. The note's conversion provision grants the holder the right to convert the principal amount, in whole or in part, into shares of common stock of the Company at a conversion price of $1.00 per share at any time. The note grants the holder the right to extend payment for up to five renewal periods of one year each. Management may accelerate the repayment of the note based on the  availability  of  cash  flow.

CAPITAL  EXPENDITURES

The Company incurred capital expenditures of $50,868 during the six month period ended June 30, 1999 consisting primarily of computer hardware, computer software and office equipment. The Company will continue to incur capital expenditures to further enhance its auction, marketing and accounting computer hardware and software through the end of the fiscal year ended December 31, 1999.

Effective October 7, 1999, the Company began leasing 11,270 square feet of administrative, customer support, retail, gallery, and auction space located in Newport Beach, California at a monthly rental rate of $11,000 per month. Beginning in January 2000, the Company intends to consolidate its Laguna Beach and Tustin operations into this location. The lease is scheduled to terminate on October 7, 2001. Unless the Company is able to negotiate the termination or sublease of its Laguna Beach and Tustin offices on more favorable terms, the company will be required to pay an aggregate of approximately $120,000 in rental payments for its Laguna Beach premises and approximately $9,000 for its Tustin premises over the course of their respective leases.

YEAR  2000  DISCLOSURE

The Company has completed a review of its computer systems and non-information technology ("non-IT") systems to identify all systems that could be affected by the inability of many existing computer and microcontroller systems to process time-sensitive data accurately beyond the year 1999, referred to as the Year 2000 or Y2K issue. The Company is dependent on third-party applications, particularly with respect to such critical tasks as accounting, billing, and inventory control. The Company also relies on its own computer and non-IT systems (which consists of personal computers, internal telephone systems, internal network server, and operating systems). In conducting the Company's review of its internal systems, the Company performed operational tests of its systems which revealed no Y2K problems. As a result of its review, the Company has discovered no problems with its systems relating to the Y2K issue and believes that such systems are Y2K compliant. Costs associated with the Company's review were not material to its results of operations.

While the Company believes that its procedures have been designed to be successful, because of the complexity of the Year 2000 issue and the interdependence of organizations using computer systems, there can be no assurances that the Company's efforts, or those of third parties with whom the Company interacts, have fully resolved all possible Year 2000 issues. Failure to satisfactorily address the Year 2000 issue could have a material adverse effect on the Company. The most likely worst case Y2K scenario which management has identified to date is that, due to unanticipated Y2K compliance problems, the Company may be unable to bill its customers, in full or in part, for product sold. Should this occur, it would result in a material loss of some or all gross revenue to the Company for an indeterminable amount of time, which could cause the Company to cease operations. Although the Company has received written assurances from all of its major suppliers (coin and collectibles suppliers such as Heritage Wholesale and Lipton Rare Coins) that they are, or will be, Year 2000 compliant, should any such supplier fail to adequately address the Year 2000 problem, the Company's only recourse for any damages suffered as a result would be through litigation. The Company has not yet developed a contingency plan to address this worst case Y2K scenario, and does not intend to develop such a plan in the future.

ITEM  3  -  DESCRIPTION  OF  PROPERTY
-------------------------------------

Effective June 15, 1996, the Company began leasing approximately 4,092 square feet of administrative and retail space in Laguna Beach, California at a monthly rental rate of $5,000 per month beginning on September 1, 1996. This facility serves as the Company's headquarters and primary retail location. The monthly rental rate is scheduled to increase in accordance with the Consumer Price Index on an annual basis, up to a limit of 6% per year but subject to a 3% minimum increase. The lease is scheduled to terminate on June 30, 2001. However, the Company has an option to extend the lease for an additional five year term.

Effective March 31, 1999, the Company began leasing approximately 1,722 square feet of administrative space in Tustin, California at a monthly rental rate of $2,066.40. This facility serves as the Company's customer service site. The lease is scheduled to terminate on April 30, 2000.

Beginning on May 1, 1999, the Company began leasing approximately 2,350 square feet of retail space in Las Vegas, Nevada pursuant to an oral month-to-month lease with Commercial West Property Management at a rate of $2,022.57 per month. The Company is currently investigation alternative retail locations for its Las Vegas operations.

Effective October 7, 1999, the Company began leasing 11,270 square feet of administrative, customer support, retail, gallery, and auction space located in Newport Beach, California at a monthly rental rate of $11,000 per month. Beginning in January 2000, the Company intends to consolidate its Laguna Beach and Tustin operations into this location. The lease is scheduled to terminate on October 7, 2001.

ITEM  4  -  SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND MANAGEMENT
--------------------------------------------------------------------------------

The following table sets forth, as of June 30, 1999, certain information with respect to the Company's equity securities owned of record or beneficially by
(i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company's outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

                           Name and Address of                             Common Stock       Percent of
Title of Class             Benefical Owner                                 Outstanding       Outstanding

Common Stock               Silvano A. DiGenova                             15,492,000          85.2%
                           1550 S. Pacific Coast Highway, Ste 10
                           Laguna Beach, California

Common Stock               Mike Bonham(1)                                      0                0%
                           1550 S. Pacific Coast Highway, Ste 10
                           Laguna Beach, California

Common Stock               Paul Biberkraut(2)                                  0                0%
                           1550 S. Pacific Coast Highway, Ste 10
                           Laguna Beach, California


All Directors and                                                          15,492,000          85.2%
Officers as a Group                                                        ==========          ====
(3 Persons)


(1) Does not include 75,000 options to acquire shares of the Company's common stock which vest in 20% increments each year over a five year period beginning on April 30, 1999 at an exercise price of $1.00 per share.

(2) Does not include 75,000 options to acquire shares of the Company's common stock which vest in 20% increments each year over a five year period beginning on October 26, 1999 at an exercise price of $2.00 per share.

The Company believes that the beneficial owners of securities listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

ITEM  5  -  DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS
------------------------------------------------------------------------------

The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. The directors serve one year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

The  directors  and  executive  officers  of  the  Company  are  as  follows:

Name                         Age    Positions
----                         ---    ---------

Silvano  A.  DiGenova        37     Chief  Executive  Officer, President,
                                    Secretary, and  Chairman of  the  Board

Michael Bonham               41     Vice  President  of Sales & Marketing,
                                    and Director

Paul Biberkraut              38     Controller  and  Vice  President  of
                                    Finance

SILVANO A. DIGENOVA is currently the Company's Chief Executive Officer, President, Secretary, and Chairman of the Company's Board of Directors. Mr. DiGenova founded Tangible Investments of America, what would later become the Company, in 1977. Mr. DiGenova is a recognized leader in the numismatic and fine arts field. In 1986, Mr. DiGenova helped form the Professional Coin
Grading Service, the first widely accepted uniform grading system for rare coins. Mr. DiGenova has also worked with several very noted museums, institutions and world class auction houses, including the San Francisco Mint Museum, the Philadelphia International Coin Museum, Sotheby's, and Christie's, functioning as an agent on appraisals and private sales. Mr. DiGenova is on the Board of Directors of the Professional Numismatists Guild, a non-profit body overseeing coin and precious metal dealers. Mr. DiGenova is also on the Board of Directors of ICTA, which represents all tangibles and collectibles dealers in Washington, D.C. Mr. DiGenova attended the Wharton School of Business at the University of Pennsylvania for four years. However, Mr. DiGenova left Wharton in his fourth year to develop TIA, the Company's predecessor and did not obtain a degree from Wharton.

MICHAEL BONHAM is currently the Company's Vice President of Sales & Marketing and a member of the Company's Board of Directors. From March 1991 to May 1999, Mr. Bonham assisted the Tangible Investments of America as an independent contractor responsible for sales and marketing. Mr. Bonham has extensive experience in the bullion markets. Between January 1987 through March 1991, Mr. Bonham worked with International Rare Coin & Bullion.

PAUL BIBERKRAUT is currently the Company's Controller and Vice-President of Finance. From November 1997 to June 1999, Mr. Biberkraut was the Controller of Quality Systems, Inc., a publicly traded healthcare software company. From August 1995 to October 1997, Mr. Biberkraut was the Managing director of Stampendous, Inc., a privately held manufacturer of decorative rubber stamps and accessories. From June 1991 to June 1995, Mr. Biberkraut was the Vice-President of Finance of First National Lenders, a privately held mortgage brokerage company. Mr. Biberkraut attended McGill University where he received a Bachelor of Commerce and Graduate Diploma in Public Accountancy in 1981 and 1983 respectively. Mr. Biberkraut is a Chartered Accountant and has been a member of the Canadian Institute of Chartered Accountants since 1984. Mr. Biberkraut received a Master of Business Administration from Pepperdine University in 1994. Mr. Biberkraut is also the Chairman of the Supervisory Committee of the Anaheim Area Credit Union.

ITEM  6  -  EXECUTIVE  COMPENSATION
-----------------------------------

On April 30,1999 the Company entered into an oral employment Agreement with Silvano DiGenova, the Company's President, CEO, Secretary, and Chairman of the Board of Directors, whereby the Company will pay Mr. DiGenova an annual salary of $250,000. This agreement may be canceled at any time by either the Company or Mr. DiGenova. Additionally, the Company has agreed to provide Mr. DiGenova with an automobile at a cost of up to $10,000 per year.

On April 30,1999 the Company entered into an oral employment Agreement with Michael Bonham, the Company's Vice President of Sales and Marketing, whereby the Company will pay Mr. Bonham an annual salary of $50,000 plus commissions on sales attributable to Mr. Bonham. In addition to his annual salary,the Agreement confirmed the prior issuance of options to purchase 75,000 shares of the Company's common stock at an exercise price of $1.00 per share which vest over a period of five years.

On October 26,1999 the Company entered into an oral employment Agreement with Paul Biberkraut, the Company's Controller and Vice President of Finance, whereby the Company will pay Mr. Biberkraut an annual salary of $87,000.00 plus discretionary bonus to be determined by the company's Board of Directors. In addition to his annual salary, the Agreement issued options to purchase 75,000 shares of the Company's common stock at an exercise price of $2.00 per share which vest over a period of five years.

SUMMARY  COMPENSATION  TABLE

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the six months ending June 30, 1999, the fiscal year ended December 31, 1998, and the fiscal year ended December 31, 1997. Other than as set forth herein, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

                             SUMMARY COMPENSATION TABLE

                               Annual Compensation                         Long Term Compensation
                                                                         Awards                  Payouts

                                                          Restricted    Securities
                                           Other Annual      Stock      Underlying  LTIP       All Other
Name and                Salary      Bonus  Compensation   Awards ($)     Options    Payouts    Compensation
Principal       Year     ($)         ($)       ($)                      SARs (#)     ($)           ($)
Position

Silvano         1999   110,000       -0-       -0-           -0-            -0-      -0-           -0-
DiGenova       (6/30)
(President,
CEO)
                1998   250,000       -0-       -0-           -0-            -0-      -0-           -0-

                1997   150,000       -0-       -0-           -0-            -0-      -0-           -0-


                                         OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                 (INDIVIDUAL GRANTS)


                     NUMBER OF SECURITIES     PERCENT OF TOTAL
                     UNDERLYING               OPTIONS/SAR'S
                     OPTIONS/SAR'S            GRANTED TO EMPLOYEES         EXERCISE OF BASE     EXPIRATION
NAME                 GRANTED (#)              IN FISCAL YEAR               PRICE ($/SH)         DATE

Silvano DiGenova          -0-                         n/a                         n/a                 n/a


                          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                 AND FY-END OPTION/SAR VALUES
                                                         Number of Unexercised      Value of
                                                         Securities Underlying      Unexercised In-
                         Shares Acquired                 Options/SARs At FY-End     The-Money Option/SARs
                         On Exercise     Value                     (#)              At FY-End ($)
Name                      (#)            Realized ($)    Exercisable/Unexercisable  Exercisable/Unexercisable

Silvano DiGenova          -0-             n/a               n/a                       n/a


COMPENSATION  OF  DIRECTORS

Currently,  Directors  of  the  Company  receive  no  compensation.

ITEM  7  -  CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS
--------------------------------------------------------------

On February 5, 1999, Tangible Investments of America, the Company's predecessor, entered into a Corporate Development Agreement with the Michelson Group, Inc. ("Michelson"). As part of the agreement, Michelson has agreed to provide consultation and corporate development services on behalf of the Company. In return, the Company has agreed to compensate Michelson in the amount of $6,500 per month in addition to warrants to purchase up to 4.9% of the outstanding shares of the Common Stock of the Company (as calculated following the completion of a private placement by the Company (the "Offering")) at an exercise price of $0.01. Pursuant to the Agreement, Michelson has agreed that the exercise of the warrants adhere to the following schedule: one half of the warrants can be exercised upon execution of the Agreement; an additional one fourth when the Company breaks escrow on a bridge financing in the amount of $1,000,000; and the remaining one fourth upon the Company breaking escrow on an equity financing of $3,000,000 or more. As of June 30, 1999, 432,854 options have been exercised, resulting in net proceeds of approximately $4,321 to Company. The Company reflected compensation expense totaling $134,185 in its unaudited interim statement of operations for the six months ended June 30, 1999, to reflect the fair value of such warrant grant.

On March 15, 1999 Tangible Investments of America, Inc. the Company's predecessor, pursuant to the unanimous consent of the Board of Directors, declared a distribution of $1,400,000 to Silvano DiGenova, it's sole shareholder. On March 31, 1999 the Directors of the Company, in consideration of funds advanced by the sole shareholder to the Company in the amount of $1,400,000, executed a convertible note in favor of Silvano DiGenova of the same amount. Interest is payable quarterly at an annual rate of 9%. The note, including any unpaid accrued interest thereon will become due and payable on March 31, 2004. The note contains certain acceleration, extension and conversion provisions. The conversion provision allows Mr. DiGenova the right to convert the principal amount on this note, or any portion of the principal amount into shares of the common stock of the Company at a conversion price for each share equal to $1.00 at any time. The note grants the holder the right to extend payment for up to five renewal periods of one year each.

On April 28, 1999, the Company (which at the time was designated Austin Land & Resources, Inc., acquired all of the outstanding common stock of Tangible Investments of America, Inc., a Pennsylvania corporation ("TIA") in a business combination described as a "reverse acquisition." As part of the reorganization, the Company issued 16,000,000 shares of its Common Stock to the shareholders of TIA in exchange for all of the outstanding shares of Common Stock of TIA. Such shares include the shares owned by officers and directors of the Company as set forth in the Section "Security Ownership of Certain Beneficial Owners and Management" hereunder.

ITEM  8  -  DESCRIPTION  OF  SECURITIES
---------------------------------------

COMMON  STOCK

The Company's Articles of Incorporation authorize the issuance of 50,000,000 shares of Common Stock, $0.001 par value per share, of which 18,170,354 were outstanding as of November 18, 1999. Pursuant to the Agreement and Plan of Reorganization dated April 28, 1999, the Company approved a 2-for-1 reverse stock split of its Common Stock. All references to the numbers of shares of the Company's Common Stock are adjusted to reflect the 2-for-1 reverse split of the Company's Common Stock. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dis-solution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no pre-emptive rights to purchase the Company's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.

TRANSFER  AGENT
The transfer agent for the Common Stock is Alpha Tech Stock Transfer, 4505 South Wasatch Blvd., Suite 205, Salt Lake City, UT 84124.

                                 PART  II

MARKET  INFORMATION

The following table sets forth the high and low bid prices for shares of the Company Common Stock for the periods noted, as reported by the National Daily Quotation Service and the NASDAQ Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The Company's Common Stock was listed on the NASDAQ Over-the-Counter Bulletin Board on August 10, 1998 under the trading symbol ASLR. However, the Company's Common Stock did not begin trading until subsequent to its acquisition of Tangible; whereas on May 18, 1999, the Company's Common Stock was changed to TAGZ. As the Company has not yet complied with the NASD's Eligibility Rule 6530 (as further discussed below), the Company's trading symbol was changed to TAGZE on August 6, 1999.


                                                     BID PRICES
     YEAR        PERIOD                             HIGH     LOW
                                                    ----     ----
     1999  First  Quarter                            n/a     n/a
           Second Quarter (3/18/1999 to 6/30/1999)  7.38     3.25
           Third  Quarter                           6.25     1.25

Pursuant to NASD Eligibility Rule 6530 (the "Rule") issued on January 4, 1999, issuers who do not make current filings pursuant to Sections 13 and 15(d) of the Securities Act of 1934 are ineligible for listing on the NASDAQ Over-the-Counter Bulletin Board. Pursuant to the Rule, issuers who are not current with such filings are subject to de-listing pursuant to a phase-in schedule depending on each issuer's trading symbol as reported on January 4, 1999. As previously discussed, the Company's trading symbol on January 4, 1999 was ASLR. Therefore, pursuant to the phase-in schedule, the Company is subject to de-listing on September 1, 1999. One month prior to an issuer's de-listing date, non complying issuers will have their trading symbol appended with an "E". As a result the Company's trading symbol was changed to TAGZE on August 6, 1999.

The Company is not currently in compliance with the Rule, and in the past, has not made filings pursuant to Sections 13 and 15(d) of the Securities Act of 1934. The Company has filed this Registration Statement on Form 10-SB in order to become a "reporting" company and therefore comply with the Rule. As a result, on September 1, 1999, the Company's Common Stock was de-listed and will remain de-listed until such time as the Securities and Exchange Commission has reviewed the Company's Form 10-SB and has stated that it has no further comments. Once the Company has complied with the Rule, it will once again become eligible for listing on the NASDAQ Over-the-Counter Bulletin Board and will seek to be reinstated on the NASDAQ Over-the-Counter Bulletin Board.

NUMBER  OF  SHAREHOLDERS

The number of beneficial holders of record of the Common Stock of the company as of the close of business on November 18, 1999 was 47. Many of the shares of the Company's Common Stock are held in "street name" and consequently reflect numerous additional beneficial owners.

DIVIDEND  POLICY

To date, the Company has declared no cash dividends on its Common Stock, and does not expect to pay cash dividends in the near term. The Company intends to retain future earnings, if any, to provide funds for operation of its business.

ITEM  2  -  LEGAL  PROCEEDINGS
------------------------------

The Company may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract actions incidental to the operation of its business. The Company is not currently involved in any such litigation which it believes could have a materially adverse effect on its financial condition or results of operations.

ITEM  3  -  CHANGES  IN  AND  DISAGREEMENTS  WITH  ACCOUNTANTS
--------------------------------------------------------------

Prior to the acquisition of TIA by Austin, as previously described, the Company engaged Barry L. Friedman, P.C., Certified Public Accountants, to audit the Company' s financial statements for the fiscal years ended December 31, 1997, and December 31, 1998. TIA's Certified Public Accountants were Goldenberg Rosenthal LLP.

Prior to October 1, 1998, TIA's Certified Public Accountants were Schmeltzer Master Group, PC ("Schmeltzer Master"). On October 1, 1998, Schmeltzer Master, dissolved and substantially all of the shareholders and staff of Schmeltzer Master joined Goldenberg Rosenthal Friedlander, LLP to become Goldenberg Rosenthal LLP ("Goldenberg Rosenthal") Schmeltzer Master was retained to audit the financial statements of TIA for the fiscal year ended December 31, 1997. Although Schmeltzer Master issued an opinion as to TIA's balance sheet, Schmeltzer Master disclaimed an opinion with respect to the statement of income and retained earnings and cash flows for the year ended December 31, 1997 as Schmeltzer Master had not been previously audited the physical inventory of TIA as at December 31, 1996. Subsequently, the Company engaged Goldenberg Rosenthal to perform additional procedures so as to issue an unqualified opinion for TIA the year ended December 31, 1997. There have been no disagreements between management and its former accountants, Schmeltzer Master of the type required to be reported under this Item 3 from January 1, 1997 through the date of the dissolution of Schmeltzer Master on October 1, 1998.

The Company is currently in the process of locating and engaging a national certified accounting firm to audit its Fiscal year 1999 financial statements, and anticipates to engage such firm within 30 to 60 days.

ITEM  4  -  RECENT  SALES  OF  UNREGISTERED  SECURITIES
-------------------------------------------------------

On April 28, 1999, Tangible Asset Galleries, Inc. (which at the time was designated Austin Land & Resources, Inc., a Nevada corporation ("Austin") acquired all of the outstanding common stock of Tangible Investments of America, a Pennsylvania corporation ("TIA") in a business combination described as a "reverse acquisition." As part of the reorganization, the Company issued 16,000,000 shares of its "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to the shareholders of TIA in exchange for all of the outstanding shares of TIA. Such shares include the shares owned by officers and directors of the Company as set forth in the Section "Security Ownership of Certain Beneficial Owners and Management" hereunder. This issuance was an isolated transaction not involving a public offering conducted pursuant to Section 4(2) of the Securities Act of 1933.

On April 28, 1999, the Company issued 17,500 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to MRC Legal Services Corp., the Company's securities counsel, in consideration for legal services rendered valued at $17,500. The issuance was an isolated transaction not involving a public offering conducted pursuant to Section 4(2) of the Securities Act of 1933.

On April 28, 1999, the Company issued 432,854 shares of "restricted" Common Stock to the Michelson Group, an accredited unrelated third-party, pursuant to a Corporate Development Agreement entered into between the Company and the Michelson Group in exchange for consulting services valued at $134,184. The issuance was an isolated transaction not involving a public offering conducted pursuant to Section 4(2) of the Securities Act of 1933.

On June 4, 1999, the Company issued 70,000 shares of "restricted" Common Stock to an accredited unrelated third party in exchange for inventory valued at $135,000. The issuance was an isolated transaction not involving a public offering conducted pursuant to Section 4(2) of the Securities Act of 1933.

ITEM  5  -  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS
---------------------------------------------------------

The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

The Company does not currently maintain any Directors and Officers Liability Insurance policy.

                                 PART  F/S

FINANCIAL  STATEMENTS
---------------------

The Financial Statements required by this Item are included at the end of this report beginning on Page F-1 as follows:

     Index  to  Financial  Statements  . . . . . . . . . . . F-1

     Tangible  Asset  Galleries,  Inc.  Pro  Forma
     Combined  Financial  Statements . . . . . . . . . . . . F-2

     Interim  Financial  Statements  of  Tangible  Asset
     Galleries,  Inc.  for  the  Six  Month  Period Ending
     June 30, 1999 . . . . . . . . . . . . . . . . . . . . . F-7

     Tangible  Investments  of  America,  Inc.  Financial
     Statements  for  the  Fiscal  Years  ended  December
     31,  1998  and  December  31,  1997 . . . . . . . . . . F-14

     Austin  Land  &  Resources,  Inc.,  Financial
     Statements for  the  Fiscal  Years  ended
     December  31,  1998, December  31,  1997  and
     December  31,  1996 . . . . . . . . . . . . . . . . . . F-29

     Interim  Financial Statements of Austin
     Land & Resources,  Inc. for the Period Ending
     March 31, 1999  . . . . . . . . . . . . . . . . . . . . F-42


The above financial statements are presented pursuant to an Acquisition Agreement dated April 28, 1999 by which Tangible Investments of America, Inc. ("Tangible") was acquired by Austin Land & Resources, Inc. ("Austin"). For financial reporting purposes, Tangible is considered the acquiror and therefore the predecessor, and Austin is considered the acquiree, and therefore, its financial statements are included pursuant to Item 310(c) of Regulation S-B.

                                   PART III

ITEM 1 - INDEX TO EXHIBITS


EXHIBIT NO.  DESCRIPTION

   (1)* Acquisition Agreement dated April 28, 1999 by and between Austin Land & Resources, Inc. and Tangible Investments of America, Inc.

   (3.1)*    Articles of Incorporation of Austin Land &
             Resources, Inc. filed on August 30, 1995.

   (3.2)* Amendments to the Articles of Incorporation of Austin Land & Resources, Inc., changing the name of the Company to Tangible Asset
             Galleries, Inc.

   (3.3)*    Bylaws of the Company

   (10.1)*   Lease dated June 15, 1996 by and between Tangible
             Investments of America and LBP Enterprises for the lease of real property located at 1550 South Coast
             Highway, Laguna Beach, California.

   (10.2)*   Lease dated March 31, 1999 by and between Tangible
             Investments of America and Tustin Business Center,
             L.P. for the lease of real property located at 17842
             Irvine, Boulevard, Tustin, California.

   (10.3)*   Line of Credit between Tangible Investments of
             America, Inc. and Wells Fargo Bank, dated  December
             1, 1999.

   (10.4)*   Investment Banking Agreement by and between Tangible
Investments of America and the Michelson Group dated February 3, 1999.

   (10.5)* Convertible Note by and between Tangible Investments of America and Silvano DiGenova dated
             March 31, 1999.

   (10.6)*   Lease  dated  September  20,  1999 by and between
             Tangible Asset Galleries,  Inc.  and  LJR  Lido
             Partners  LP.

   (16.0)    Letter from former accountant Schmeltzer Master Group, PC

   (27.0)    Financial Data Schedule

________________________
*Previously Filed


ITEM 2 - DESCRIPTION OF EXHIBITS

Not applicable



                                  SIGNATURES


In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                      TANGIBLE ASSET GALLERIES, INC.


Date: January 12, 2000                By: /s/ Silvano DiGenova
                                      Silvano DiGenova
                                      President & Chief Executive Officer

                          INDEX TO FINANCIAL STATEMENTS



     Tangible  Asset  Galleries,  Inc.  Pro  Forma
     Combined  Financial  Statements . . . . . . . . . . . . F-2

     Interim  Financial  Statements  of  Tangible  Asset
     Galleries,  Inc.  for  the  Six  Month  Period Ending
     June 30, 1999 . . . . . . . . . . . . . . . . . . . . . F-7

     Tangible  Investments  of  America,  Inc.  Financial
     Statements  for  the  Fiscal  Years  ended  December
     31,  1998  and  December  31,  1997 . . . . . . . . . . F-14

     Austin  Land  &  Resources,  Inc.,  Financial
     Statements for  the  Fiscal  Years  ended
     December  31,  1998, December  31,  1997  and
     December  31,  1996 . . . . . . . . . . . . . . . . . . F-29

     Interim  Financial Statements of Austin
     Land & Resources,  Inc. for the Period Ending
     March 31, 1999  . . . . . . . . . . . . . . . . . . . . F-42

                         TANGIBLE ASSET GALLERIES, INC.
                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

The Unaudited Pro Forma Statements of Operations for the six month period ended June 30,1999 and the year ended December 31, 1998, give effect to the reverse merger of Tangible Asset Galleries, Inc. (the "Company"), formerly known as Tangible Investments of America, Inc. ("TIA"), and Austin Land & Resources, Inc. ("ALR"), as if such reverse merger had occurred as at January 1, 1998. The Unaudited Pro Forma Statements of Operations also include an adjustment for the income taxes, which would have been recorded if the Company had been a C-Corporation during each of the periods presented. An Unaudited Pro Forma Balance Sheet as of June 30, 1999, has not been presented as the reverse merger occurred prior to June 30, 1999, and the effects of the reverse merger have been reflected in the Unaudited Historical Balance Sheet of the Company as of that date.

The pro forma adjustments reflect the Company's determination of all adjustments necessary to present fairly the Company's pro forma results of operations. These adjustments are based on available information and assumptions the Company considers reasonable under the circumstances. The Unaudited Pro Forma Statements of Operations are provided for informational purposes only. This information is not necessarily indicative of the results of operations of the Company had the transactions referred to above occurred on the dates specified. In addition, this information is not necessarily indicative of the results of operations, which may occur in the future. You should read the Unaudited Pro Forma
Statements of Operations information together with the Historical Financial Statements of the Company, its predecessors, TIA and ALR, and the related notes included elsewhere in this Registration Statement.



                                                TANGIBLE ASSET GALLERIES, INC.
                                              PRO FORMA STATEMENT OF OPERATIONS
                                             FOR THE YEAR ENDED DECEMBER 31, 1998
                                                         (UNAUDITED)


                                                     Tangible        Austin Land
                                                   Investments       & Resources,     Combined      Pro Forma     Pro Forma
                                                 Of America, Inc.        Inc.          Total       Adjustments      Total
                                                 ----------------   -------------   -----------   ------------   ------------
Net Revenues . . . . . . . . . . . . . . . . .  $      19,535,978   $           -   $19,535,978   $          -   $ 19,535,978

Cost of Sales. . . . . . . . . . . . . . . . .         16,146,584               -    16,146,584              -     16,146,584
                                                 ----------------------------------------------------------------------------
Gross Profit . . . . . . . . . . . . . . . . .          3,389,394               -     3,389,394              -      3,389,394

Selling, General and Administrative Expenses .          1,971,521             897     1,972,418        126,000 (A)  2,098,418
                                                 ----------------------------------------------------------------------------
Income from Operations . . . . . . . . . . . .          1,417,873             897     1,416,976       (126,000)     1,290,976
Other Income (Expense) . . . . . . . . . . . .             (5,308)              -        (5,308)                       (5,308)
                                                 ----------------------------------------------------------------------------
Income Before Provision for Income Taxes . . .          1,412,565             897     1,411,668       (126,000)     1,285,668

Provision for Income Taxes . . . . . . . . . .             14,700               -        14,700        501,300 (B)    516,000
                                                 ----------------------------------------------------------------------------
Net Income . . . . . . . . . . . . . . . . . .  $       1,397,865   $         897   $ 1,396,968   $   (627,300)  $    769,668
                                                 ============================================================================
Net Income Per Share
  Basic. . . . . . . . . . . . . . . . . . . .  $            0.09                                                $       0.04
                                                 ================                                                ============
  Diluted. . . . . . . . . . . . . . . . . . .  $            0.09                                                $       0.04

Weighted Average Number of Shares Outstanding
  Basic. . . . . . . . . . . . . . . . . . . .         16,000,000                                                  18,082,854
  Stock Options and Warrants . . . . . . . . .                  -                                                           -
  Convertible Debt . . . . . . . . . . . . . .                  -                                                           -
                                                       ----------                                                  ----------
  Diluted. . . . . . . . . . . . . . . . . . .         16,000,000                                                  18,082,854
                                                       ==========                                                  ==========






 See Accompanying Notes to Unaudited Pro Forma Statements of Operations


                                               TANGIBLE ASSET GALLERIES, INC.
                                              PRO FORMA STATEMENT OF OPERATIONS
                                        FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1999
                                                         (UNAUDITED)


                                                     Tangible        Austin Land
                                                   Investments      & Resources,     Combined      Pro Forma     Pro Forma
                                                 of America, Inc.       Inc.(E)       Total       Adjustments      Total
                                                ----------------------------------------------------------------------------
Net Revenues . . . . . . . . . . . . . . . . .  $      10,664,171   $           -  $10,664,171   $          -   $ 10,664,171

Cost of Sales. . . . . . . . . . . . . . . . .          8,689,535               -    8,689,535              -      8,689,535
                                                ----------------------------------------------------------------------------
Gross Profit . . . . . . . . . . . . . . . . .          1,974,636               -    1,974,636              -      1,974,636

Selling, General and Administrative Expenses .          1,493,615               -    1,493,615         31,500 (C)  1,525,115
                                                ----------------------------------------------------------------------------
Income from Operations . . . . . . . . . . . .            481,021               -      481,021        (31,500)       449,521
Other Income (Expense) . . . . . . . . . . . .             (1,580)              -       (1,580)                       (1,580)
                                                ----------------------------------------------------------------------------
Income Before Provision for Income Taxes . . .            479,441               -      479,441        (31,500)       447,941

Provision for Income Taxes . . . . . . . . . .             60,000               -       60,000        119,000 (D)    179,000
                                                ----------------------------------------------------------------------------
Net Income . . . . . . . . . . . . . . . . . .  $         419,441   $           -  $   419,441   $   (150,500)  $    268,941
                                                ----------------------------------------------------------------------------
Net Income Per Share
  Basic. . . . . . . . . . . . . . . . . . . .  $            0.02                                               $       0.01
                                                =================                                               ============
  Diluted. . . . . . . . . . . . . . . . . . .  $            0.02                                               $       0.01
                                                =================                                               ============
Weighted Average Number of Shares Outstanding
  Basic. . . . . . . . . . . . . . . . . . . .         17,921,308                                                 18,096,854
  Stock Options and Warrants . . . . . . . . .            398,804                                                    398,804
  Convertible Debt . . . . . . . . . . . . . .                  -
  Diluted. . . . . . . . . . . . . . . . . . .         18,320,112                                                 18,495,658



  See Accompanying Notes to Unaudited Pro Forma Statements of Operations

                         TANGIBLE ASSET GALLERIES, INC.
                               NOTES TO PRO FORMA
                            STATEMENTS OF OPERATIONS
                                  JUNE 30, 1999
                                   (UNAUDITED)


NOTE  1  -  PRO  FORMA  ADJUSTMENTS

For  the  Year  Ended  December  31,  1998
------------------------------------------

(A) Selling, General and Administrative Expenses have been increased by $126,000 to reflect the interest on the Convertible Stockholder Note Payable of $ 1,400,000 at a rate of 9% per annum as if such note was outstanding during the year ended December 31, 1998.

(B) The Provision for Income Taxes had been increased by $501,300 to provide for income taxes based on an estimated combined federal and statutory corporate income tax rate of 40%. Prior to the reverse merger on April 28, 1999, the predecessor company, TIA, had elected to be taxed as an S corporation for federal and state purposes. Under the provisions of this election, with the exception of the California 1.5% surtax, TIA did not pay corporate tax on its income. However, the stockholders were liable for their respective share of income taxes on the Company's taxable income.

For  the  Six  Month  Period  Ended  June  30,  1999
----------------------------------------------------

(C) Selling, General and Administrative Expenses have been increased by $31,500 to reflect the interest on the Convertible Stockholder Note Payable of $ 1,400,000 at a rate of 9% per annum as if such note was outstanding for the entire six month period ended June 30, 1999.

(D) The Provision for Income Taxes has been increased by $119,300 to provide for income taxes based on an estimated combined federal and statutory corporate income tax rate of 40% for the period January 1, 1999 to April 28, 1999. Prior to the reverse merger on April 28, 1999, the predecessor company, TIA, had elected to be taxed as an S corporation for federal and state purposes. Under the provisions of this election, with the exception of the California 1.5% surtax, TIA did not pay corporate tax on its income. However, the stockholders were liable for their respective share of income taxes on the Company's taxable income. Subsequent to the reverse acquisition, the Company began to provide for corporate income taxes at the combined federal and state statutory rates.

(E) The statement of operations for Austin Land & Resources, Inc. (ALR) that are included in the Company's Unaudited Pro Forma Statement of Operations reflects ALR's operations for the period January 1, 1999 through April 28, 1999. Subsequent to April 28, 1999, ALR's operating results are included in TIA's statement of operations.

                         TANGIBLE ASSET GALLERIES, INC.
                               NOTES TO PRO FORMA
                            STATEMENTS OF OPERATIONS
                                  JUNE 30, 1999
                                   (UNAUDITED)



NOTE  2  -  NET  INCOME  PER  SHARE

The following table reconciles the net income and weighted average shares outstanding for basic and diluted pro forma net income per share for the periods indicated.

                                                Year Ended               Six Months Ended
                                              December 31, 1998           June 30, 1999
                                              ------------------------------------------
Basic:
Net income . . . . . . . . . . . . . . . . .   $   769,668                 $   268,941
                                                 =========                   =========
Basic net income per common shares:
   Weighted average number of common
      shares outstanding . . . . . . . . . .    18,082,854                  18,096,854
                                                 =========                   =========

Basic net income per common share. . . . . .  $       0.04                 $      0.01
                                                 =========                   =========
Diluted:

Net income . . . . . . . . . . . . . . . . .  $    769,668                 $   268,941
Adjustment to net income -
   Interest on convertible stockholder
      note payable (net of income tax) . . .            -                           -
                                                 ---------                   ---------
Diluted net income . . . . . . . . . . . . .  $    769,668                 $   306,741
                                                 =========                   =========

Weighted average number of common
   shares outstanding. . . . . . . . . . . .    18,082,854                  18,096,854
Weighted average number of common
   share equivalents
      Stock options and warrants . . . . . .            -                      398,804
      Convertible stockholders note payable.            -                           -
                                                 ---------                   ---------
Weighted average number of common and
   Common equivalent shares. . . . . . . . .    18,082,854                  18,495,658
                                                 =========                   =========

Diluted net income per common share. . . . .  $       0.04                 $      0.01
                                                 =========                   =========

The effects of the convertible stockholder note payable were anti-dilutive and accordingly have been excluded from the calculation of diluted net income per common share.



                        TANGIBLE ASSET GALLERIES, INC.
                                BALANCE SHEET
                                 (UNAUDITED)


                                                           June 30,
                                                            1999
                                                          ---------
ASSETS
Current Assets
  Cash. . . . . . . . . . . . . . . . . . . . . . . . .  $   28,141
  Accounts receivable, net. . . . . . . . . . . . . . .   2,015,478
  Inventory . . . . . . . . . . . . . . . . . . . . . .   5,713,530
  Other current assets. . . . . . . . . . . . . . . . .      42,316
                                                          ---------
    Total current assets. . . . . . . . . . . . . . . .   7,799,465

Property and equipment, net . . . . . . . . . . . . . .     125,729

Other assets, net . . . . . . . . . . . . . . . . . . .      10,741

    Total Assets. . . . . . . . . . . . . . . . . . . .  $7,935,935
                                                          =========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Advances under revolving credit agreement . . . . . .  $  600,000
  Accounts payable. . . . . . . . . . . . . . . . . . .   3,087,669
  Stockholder loan payable. . . . . . . . . . . . . . .      23,138
  Other current liabilities . . . . . . . . . . . . . .     271,300
                                                          ---------
    Total current liabilities . . . . . . . . . . . . .   3,982,107

Convertible stockholder note payable. . . . . . . . . .   1,400,000

Deferred tax liability. . . . . . . . . . . . . . . . .      10,000

Obligations under capital lease, net of current portion       5,212
                                                          ---------

    Total Liabilities . . . . . . . . . . . . . . . . .   5,397,319
                                                          ---------
Shareholders' Equity
  Common stock. . . . . . . . . . . . . . . . . . . . .      18,170
  Additional paid in capital. . . . . . . . . . . . . .   2,123,433
  Retained earning. . . . . . . . . . . . . . . . . . .     397,013
                                                          ---------
    Total shareholders' equity. . . . . . . . . . . . .   2,538,616
                                                          ---------
Total liabilities and shareholders' Equity. . . . . . .  $7,935,935
                                                          =========


                    See Accompanying Notes to Interim Financial Statements



                         TANGIBLE ASSET GALLERIES, INC.
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                           Six Months Ended
                                                               June 30,
1999 1998
                                                    ---------------------------
Net Revenues . . . . . . . . . . . . . . . . .      $  10,664,171   $10,872,719

Cost of Sales. . . . . . . . . . . . . . . . .          8,689,535     8,584,938
                                                    ---------------------------
Gross Profit . . . . . . . . . . . . . . . . .          1,974,636     2,287,781

Selling, General and Administrative Expenses .          1,493,615       848,844
                                                    ---------------------------
Income from Operations . . . . . . . . . . . .            481,021     1,438,937
Other Income (Expense) . . . . . . . . . . . .             (1,580)            -
                                                    ---------------------------
Income Before Provision for Income Taxes . . .            479,441     1,438,937

Provision for Income Taxes . . . . . . . . . .             60,000         8,000
                                                    ---------------------------
Net Income . . . . . . . . . . . . . . . . . .      $     419,441   $ 1,430,937
                                                    ---------------------------
Earnings Per Share
  Basic. . . . . . . . . . . . . . . . . . . .      $        0.02   $      0.09
                                                    ===========================
  Diluted. . . . . . . . . . . . . . . . . . .      $        0.02   $      0.09
                                                    ===========================

Weighted Average Number of Shares Outstanding
  Basic. . . . . . . . . . . . . . . . . . . .         17,921,308    16,000,000
  Stock Options and Warrants . . . . . . . . .            398,804             -
  Convertible Debt . . . . . . . . . . . . . .                  -             -
                                                       ------------------------
  Diluted. . . . . . . . . . . . . . . . . . .         18,320,112    16,000,000
                                                       ========================




                     See Accompanying Notes to Interim Financial Statements


                               TANGIBLE ASSET GALLERIES, INC.
                                  STATEMENTS OF CASH FLOWS
                                        (UNAUDITED)


                                                                      Six Months Ended
                                                                          June 30,
                                                                        1999          1998
Cash Flows from operating activities:                             ------------------------
  Net Income. . . . . . . . . . . . . . . . . . . . . . .        $   419,441   $ 1,430,937
  Adjustments to reconcile net income to cash
    used in operating activities
      Depreciation and Amortization . . . . . . . . . . .             17,291         9,958
      Write-down of Investment. . . . . . . . . . . . . .              4,550             -
      Write-down of Customer List . . . . . . . . . . . .             21,247             -
      Deferred taxes. . . . . . . . . . . . . . . . . . .             10,000             -
      Issuance of common stock for legal services . . . .             17,500             -
      Fair value of stock warrants granted. . . . . . . .            134,185             -
      Changes in operating assets and liabilities
        Accounts receivable . . . . . . . . . . . . . . .         (1,330,980)      432,796
        Inventory . . . . . . . . . . . . . . . . . . . .           (857,253)   (1,232,665)
        Other current assets. . . . . . . . . . . . . . .             19,765         4,899
        Accounts payable. . . . . . . . . . . . . . . . .          1,596,411      (506,746)
        Other current liabilities . . . . . . . . . . . .            251,156       (72,990)
                                                                  ------------------------
Net cash provided by (used in) operating activities . . .            303,313        66,189

Cash flows provided by (used in) investing activities
  Additions to property and equipment . . . . . . . . . .            (50,868)      (18,409)
  Proceeds from sale of property and equipment
  Increase in deposits. . . . . . . . . . . . . . . . . .               (756)            -
                                                                  ------------------------
Net cash flows provided by (used in) investing activities            (51,624)      (18,409)
                                                                  ------------------------
Cash flows provided by (used in) financing activities
  Payments on stockholder loan payable. . . . . . . . . .            (88,363)     (200,637)
  Issuance of Convertible stockholder note payable in
    connection with stockholder distribution. . . . . . .          1,400,000             -
  Payments on obligations under capital lease . . . . . .              2,657             -
  Proceeds from short term loan payable . . . . . . . . .                  -       250,000
  Stockholder distribution. . . . . . . . . . . . . . . .         (1,584,456)            -
  Issuance of common stock upon exercise of stock options              4,329             -
                                                                  ------------------------
Net cash flows provided by (used in) financing activities           (265,833)       49,363
                                                                  ------------------------
Net increase (decrease) in cash . . . . . . . . . . . . .            (14,144)       97,143

Cash at beginning of period . . . . . . . . . . . . . . .             42,285        24,545
                                                                  ------------------------
Cash at end of period . . . . . . . . . . . . . . . . . .        $    28,141   $   121,688
                                                                  ========================
Supplemental Disclosure of Cash Flow Information
  Interest paid . . . . . . . . . . . . . . . . . . . . .        $    54,902   $    48,286
                                                                  ========================
  Income taxes paid . . . . . . . . . . . . . . . . . . .        $    34,525   $    11,920
                                                                  ========================

Non-Cash Investing and Financing Activities
  Issuance of common stock for inventory. . . . . . . . .        $   135,000   $         -
                                                                  ========================

                     See Accompanying Notes to Interim Financial Statements

                         TANGIBLE ASSET GALLERIES, INC.
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                                  JUNE 30, 1999
                                   (UNAUDITED)

NOTE  1  -  BASIS  OF  PRESENTATION

The management of Tangible Asset Galleries, Inc. (the "Company") formerly known as Tangible Investments of America, Inc. ("TIA") has prepared the financial statements herein without audit or review by Goldenberg Rosenthal, LLP or any other independent auditor.

Such financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The unaudited condensed financial statements include all adjustments, consisting of all normal recurring adjustments, which are in the opinion of management necessary to fairly state the financial position of the Company as of June 30, 1999, and the results of its operations and cash flows for the six month interim period ended June 30, 1999 and 1998. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading. Operating results for the six month interim period ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999, or for any other period.

The Company is the successor to Austin Land & Resources, Inc. ("ALR"), which was merged with the Company's predecessor, TIA on April 28, 1999 (see discussion below).

It is suggested that these unaudited financial statements are read in conjunction with the annual 1998 and 1997 audited financial statements and the notes related thereto of TIA included elsewhere in this Registration Statement on Form 10-SB. Such financial statements and the notes related thereto contain the accounting policies and other relevant information with respect to the Company.

NOTE  2  -  DESCRIPTION  OF  THE  BUSINESS  AND  MERGER

The Company is the successor to ALR, which was originally incorporated in the state of Nevada. On April 28, 1999, ALR acquired all the outstanding shares of common stock of TIA and merged the operations of TIA into ALR in a reverse merger acquisition. Effective with the merger, TIA became the successor company and ALR's name was changed to Tangible Asset Galleries, Inc.

Prior to the merger, ALR had 1,650,000 shares of common stock outstanding. As part of the merger, ALR issued 16,000,000 shares of common stock to shareholders of TIA in exchange of 490 shares of TIA common stock. The 490 shares represented 100% of the outstanding common stock of TIA. ALR had no revenue and no significant operations prior to the merger. Subsequent to the merger, the former shareholders of TIA constituted approximately 88% of the total outstanding common shares of the Company and the former shareholders of ALR constituted approximately 9% of the total outstanding shares of common stock of the Company.

The Company is a wholesaler and retailer of rare coins, fine art and collectibles based in Laguna Beach, California. The company operates a retail rare coin outlet in Las Vegas, Nevada, a customer service center in Tustin, California and a buying office in Chicago, Illinois.

NOTE  3  -  ADVANCES  UNDER  REVOLVING  CREDIT  AGREEMENTS

On December 1, 1998, the Company's predecessor, TIA entered into a revolving credit agreement with a limit of up to $600,000 with a rate of interest at the prime rate plus 2.625% collateralized by the

                         TANGIBLE ASSET GALLERIES, INC.
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                                  JUNE 30, 1999
                                   (UNAUDITED)


Company's assets and a personal guarantee by the Company's president. The outstanding balance of the loan as at June 30, 1999 was $600,000.

In September 1999, the revolving credit agreement was terminated, the outstanding balance was repaid in full and the credit facility was replaced with a revolving credit agreement with a limit of up to $2,000,000, with a rate of interest at the prime rate plus 1.50% collateralized by the Company's assets and a personal guarantee by the Company's president.

NOTE  4  -  CONVERTIBLE  STOCKHOLDER  NOTE  PAYABLE

On March 31, 1999 the Company issued a convertible stockholder note payable to Silvano DiGenova, the president and CEO of the Company, in the amount of $1,400,000 in consideration for cash. The note bears interest at the rate of 9.0% per annum and is payable at the end of each quarter. The note and any unpaid interest are repayable on March 31, 2004. The note contains provisions that allow for the acceleration based on certain conditions as set forth therein. The note grants the stockholder the right to convert at any time and for any portion of the note principal into common shares of the Company at the conversion price of $1.00 per share. The extension provision allows the note holder, at his option, to extend the note for up to five one-year periods. As at June 30, 1999 the balance of the note was $1,400,000.

NOTE  5  -  STOCK  OPTIONS  AND  WARRANTS

On February 6, 1999 the Company, in connection with consulting services rendered relating to the reverse acquisition and future equity financing, granted The Michelson Group stock warrants representing 4.9% of the outstanding common shares. The number of shares was determined by applying the number of outstanding shares at the closing date of the reverse acquisition. The total stock warrants granted amounted to 865,708 shares based on 17,650,000 common shares outstanding at the close of the reverse acquisition. On March 15, 1999, 432,854 stock warrants became exercisable under the terms of the stock warrant grant agreement. The Company recorded compensation expense related to such warrants totaling $134,185 for the six-month period ended June 30, 1999. The balance of the stock warrants will be exercisable in equal portions based upon The Michelson Group's ability to fulfill two equity-financing requirements on behalf of the 'Company'. As at June 30, 1999 432,854 stock warrants remained outstanding, were not exercisable, and had an exercise price of $0.01 per share.

On April 30, 1999 the Company granted to certain employees and independent contractors 345,000 stock options to purchase common stock at an exercise price of $1.00. The stock options are exercisable on a pro-rata basis over five years with the first pro-rata portion vesting one year from the date of grant.

On May 21, 1999 the Company granted to certain employees and independent contractors 165,000 stock options to purchase common stock at an exercise price of $4.46. The stock options are exercisable on a pro-rata basis over either four or five years with first pro-rata portion vesting one year from the date of grant. As of June 30, 1999, 5,000 of stock options had been cancelled

On May 28, 1999 the Company granted to certain employees, in connection with opening of a retail rare coin outlet in Las Vegas, Nevada, 210,003 stock options to purchase common stock at an exercise price of $4.46. The stock options are exercisable on a pro-rata basis over three years with the first pro-rata portion vesting one year from the date of grant.

                         TANGIBLE ASSET GALLERIES, INC.
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                                  JUNE 30, 1999
                                   (UNAUDITED)

All options granted expire at the earlier of five years after the vesting date of each option or six months after the termination of employment or independent contractor agreement for vested option grants only. As of June 30, 1999, 715,003 stock options remained outstanding.



NOTE 6 - NET INCOME PER SHARE

                                                        Six Months Ended
                                                June 30, 1999    June 30, 1998
                                              -----------------  --------------
Basic:

Net income . . . . . . . . . . . . . . . . .       $    419,441  $    1,430,937
                                                      =========       =========
Basic net income per common shares:
   Weighted average number of common
      shares outstanding . . . . . . . . . .         17,921,308      16,000,000
                                                      =========       =========

Basic net income per common share. . . . . .       $       0.02  $         0.09
                                                      =========       =========

Diluted:

Net income . . . . . . . . . . . . . . . . .       $    419,441  $    1,430,937
Adjustment to net income -
   Interest on convertible stockholder
      note payable (net of income tax) . . .                  -               -
                                                      ---------       ---------
Diluted net income . . . . . . . . . . . . .       $    438,341  $    1,430,937
                                                      =========       =========
Weighted average number of common
   shares outstanding. . . . . . . . . . . .         17,921,308      16,000,000
Weighted average number of common
   share equivalents
      Stock options and warrants . . . . . .            398,804               -
      Convertible stockholders note payable.                  -               -
                                                      ---------       ---------
Weighted average number of common and
   Common equivalent shares. . . . . . . . .         18,320,112      16,000,000
                                                      =========       =========

Diluted net income per common share. . . . .       $       0.02  $         0.09
                                                      =========       =========

The effects of the convertible stockholder note payable were anti-dilutive and accordingly have been excluded from the calculation of diluted net income per common share.

NOTE  7  -  SUBSEQUENT  EVENTS

On July 25, 1999, the Company entered into a an agreement to purchase 50% ownership of "Metalsman.com" Internet domain name, web site and software for $8,000. The software will be used for the Company's on-line auction activities and to expand precious metal bullion trading opportunities. The Company further agreed to cancelable monthly consulting agreement with one of the principals of

                         TANGIBLE ASSET GALLERIES, INC.
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                                  JUNE 30, 1999
                                   (UNAUDITED)


Metalsman.com for a period of six months at the rate of $2,000 per month for programming services related to the auction software acquired as part of the agreement.

On September 20, 1999, the Company entered into lease agreement to rent 11,270 square feet of administrative, customer support, retail gallery and auction space in Newport Beach, California effective October 7, 1999 at rental rate of

$11,000 per month. Beginning in January 2000, the Company intends to consolidate its Laguna Beach and Tustin operations into this location. The lease is scheduled to terminate of October 7, 2001.

On October 26, 1999 the Company granted to certain employees 75,000 stock options to purchase common stock at an exercise price of $2.00. The stock options are exercisable on a pro-rata basis over five years with first pro-rata portion vesting one year from the date of grant.

     TANGIBLE  INVESTMENTS
     OF  AMERICA,  INC.
     ______________________________

     Financial  Statements  and
     Supplementary  Information

     YEARS  ENDED  DECEMBER  31,  1998  AND  1997
     --------------------------------------------

                          INDEPENDENT AUDITOR'S REPORT


                                                                January 23, 1999
                                                       May 14, 1999 as to Note 6
                                                                 August 17, 1999


Board  of  Directors
Tangible  Investments  of  America,  Inc.
Laguna  Beach,  California


          We have audited the accompanying balance sheets of TANGIBLE INVESTMENTS OF AMERICA, INC. as of December 31, 1998 and 1997, and the related statements of income and retained earnings, and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          The 1997 financial statements of TANGIBLE INVESTMENTS OF AMERICA, INC. were audited by Schmeltzer - Master Group, PC, whose report dated February 6, 1998 expressed an unqualified opinion on the balance sheet and disclaimed an opinion on the statements of income and retained earnings and of cash flows. Their report expressed a disclaimer of opinion on the statements of income and retained earnings and of cash flows because they did not observe the physical inventory taken as of December 31, 1996, since that date was prior to their initial engagement as auditors for the Company. Goldenberg Rosenthal, LLP has performed the necessary procedures to satisfy ourselves as to the balances of inventory and other assets and liabilities as of December 31, 1996.

          In addition, Goldenberg Rosenthal, LLP has performed the necessary procedures to enable us to express an opinion on the 1997 financial statements. Accordingly, our opinion on the 1997 financial statements, as presented herein, is different from that expressed in the Schmeltzer - Master Group, PC report.

          Our procedures related to the 1997 financial statements were completed as of August 17, 1999 and our opinion is as of that date only as it relates to the 1997 financial statements.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TANGIBLE INVESTMENTS OF AMERICA, INC. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

          Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The information included in the accompanying schedule of selling, general and administrative expenses is presented for supplementary analysis purposes. Such information has not been subjected to the auditing procedures applied in the audits of the basic financial statements, and, accordingly, we express no opinion or any other form of assurance on that supplementary information.



                                      /S/ Goldenberg Rosenthal, LLP


Jenkintown, Pennsylvania


                      TANGIBLE INVESTMENTS OF AMERICA, INC.
                                 BALANCE SHEETS

                                                          December 31
                                                   ------------------------
                                                           1998        1997
                                                   ------------  ----------


  ASSETS

CURRENT ASSETS
  Cash. . . . . . . . . . . . . . . . . . . . . .  $     42,285  $   24,545
  Accounts receivable . . . . . . . . . . . . . .       684,498   1,367,099
  Other receivables . . . . . . . . . . . . . . .        49,650       3,400
  Inventory . . . . . . . . . . . . . . . . . . .     4,856,277   3,051,508
  Prepaid expenses. . . . . . . . . . . . . . . .        12,431       4,899
                                                   ------------  ----------

TOTAL CURRENT ASSETS. . . . . . . . . . . . . . .     5,645,141   4,451,451
                                                   ------------  ----------


PROPERTY AND EQUIPMENT
  Furniture and equipment . . . . . . . . . . . .       119,572     101,049
  Automotive equipment. . . . . . . . . . . . . .             -      13,823
  Leasehold improvements. . . . . . . . . . . . .        41,601      41,601
                                                   ------------  ----------

                                                        161,173     156,473
Less accumulated depreciation . . . . . . . . . .        68,187      55,017
                                                   ------------  ----------

                                                         92,986     101,456
                                                   ------------  ----------


OTHER ASSETS
  Investment. . . . . . . . . . . . . . . . . . .         4,550           -
  Customer list (net of accumulated amortization
    of $3,753 in 1998 and $2,085 in 1997) . . . .        21,247      22,915
  Security deposits . . . . . . . . . . . . . . .         9,150       9,150
                                                   ------------  ----------

                                                         34,947      32,065
                                                   ------------  ----------




TOTAL ASSETS. . . . . . . . . . . . . . . . . . .  $  5,773,074  $4,584,972
                                                   ============  ==========



                      TANGIBLE INVESTMENTS OF AMERICA, INC.
                                 BALANCE SHEETS
                                  (Continued)
                                                   December 31
                                               ---------------------
                                                  1998       1997
                                               ----------  ---------


  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Line of credit . . . . . . . . . . . . .  $     600,000  $  200,637
  Current obligation under capital lease .          4,445           -
  Accounts payable . . . . . . . . . . . .      1,626,259   1,663,747
  Accrued expenses . . . . . . . . . . . .         37,269      74,872
  Shareholder loan payable . . . . . . . .         80,000           -
  Taxes payable. . . . . . . . . . . . . .          4,843       6,118
                                            -------------  ----------


TOTAL CURRENT LIABILITIES. . . . . . . . .      2,352,816   1,945,374
                                            -------------  ----------

COMMITMENTS


LONG-TERM DEBT
  Obligation under capital lease net
    of current portion . . . . . . . . . .          7,642           -
                                            -------------  ----------


STOCKHOLDER'S EQUITY
  Common stock, no par value,
    Authorized . . . .  .   1,000 shares .
    Issued and outstanding .  490 shares .             10          10
  Additional paid in capital . . . . . . .      1,850,579   1,850,579
  Retained earnings. . . . . . . . . . . .      1,562,027     789,009
                                            -------------  ----------

                                                3,412,616   2,639,598
                                            -------------  ----------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY  $   5,773,074  $4,584,972
                                            =============  ==========


                             See notes to financial statements


                        TANGIBLE INVESTMENTS OF AMERICA, INC.
                               STATEMENTS OF CASH FLOWS

                                                               Year Ended December 31
                                                               ------------------------
                                                                  1998          1997
                                                           ------------  ------------


CASH FLOWS FROM OPERATING ACTIVITIES
  Net income. . . . . . . . . . . . . . . . .            $   1,397,865   $   740,897
  Adjustments to reconcile net income to
    net cash provided by operating activities
      Depreciation and amortization . . . . .                   25,436        25,090
      Gain on sale of property and
        equipment . . . . . . . . . . . . . .                     (775)         (804)
      Loss on investment. . . . . . . . . . .                    8,062             -
      Interest on investment. . . . . . . . .                     (112)            -
      (Increase) decrease in assets
        Accounts receivables. . . . . . . . .                  682,601    (1,019,266)
        Other receivables . . . . . . . . . .                  (46,250)      115,779
        Inventory . . . . . . . . . . . . . .               (1,804,769)     (173,861)
        Prepaid expenses. . . . . . . . . . .                   (7,532)       (4,392)
        Security deposits . . . . . . . . . .                        -          (650)
      Increase (decrease) in liabilities
        Accounts payable. . . . . . . . . . .                  698,456       579,072
        Accrued expenses. . . . . . . . . . .                  (37,604)       45,496
        Taxes payable . . . . . . . . . . . .                   (1,275)          713
                                                          -------------  ------------

NET CASH PROVIDED BY OPERATING ACTIVITIES . .                  914,103       308,074
                                                          -------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of automobile. . . . . .                    4,000        11,435
  Purchases of property and equipment . . . .                   (4,074)      (34,088)
  Purchase of investment. . . . . . . . . . .                  (12,500)            -
  Sale of investment. . . . . . . . . . . . .                        -        20,000
                                                          -------------  ------------

NET CASH USED IN INVESTING ACTIVITIES . . . .                  (12,574)       (2,653)
                                                          -------------  ------------


(continued)

                             See notes to financial statements
                                          F-18


                        TANGIBLE INVESTMENTS OF AMERICA, INC.
                               STATEMENTS OF CASH FLOWS

(continued)


                                                                Year Ended December 31
                                                               ------------------------

                                                                    1998        1997
                                                                ---------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Cash overdraft. . . . . . . . . . . . . . . .                 (735,945)          -
  Loan payable - shareholder. . . . . . . . . .                   80,000           -
  Repayments on obligations under capital lease                   (2,360)          -
  Net proceeds from lines of credit . . . . . .                  399,363      91,506
  Stockholder distributions . . . . . . . . . .                 (624,847)   (449,888)
                                                               ----------  ----------

NET CASH USED IN FINANCING ACTIVITIES . . . . .                 (883,789)   (358,382)
                                                               ----------  ----------

NET INCREASE (DECREASE) IN CASH . . . . . . . .                   17,740     (52,961)

CASH - BEGINNING OF YEAR. . . . . . . . . . . .                   24,545      77,506
                                                               ----------  ----------

CASH - END OF YEAR. . . . . . . . . . . . . . .                $  42,285   $  24,545
                                                               ==========  ==========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION

    Cash paid during the year for

      Interest. . . . . . . . . . . . . . . . .                $  85,683   $  44,794
      Income taxes. . . . . . . . . . . . . . .                $  13,872   $   2,080


SUPPLEMENTAL DISCLOSURE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES

    Fair value of assets acquired for debt. . .                $  14,449   $       -

                             See notes to financial statements
                                          F-19


                          TANGIBLE INVESTMENTS OF AMERICA, INC.
                       STATEMENTS OF INCOME AND RETAINED EARNINGS



                                                       Year Ended December 31
                                                      ------------------------

                                                        1998          1997
                                                      ----------  ------------


NET SALES. . . . . . . . . . . . . . .            $  19,535,978   $15,767,928

COST OF SALES. . . . . . . . . . . . .               16,146,584    13,363,844
                                                   -------------  ------------

GROSS PROFIT . . . . . . . . . . . . .                3,389,394     2,404,084
                                                   -------------  ------------

OPERATING EXPENSES
  Selling. . . . . . . . . . . . . . .                  936,026       912,070
  General and administrative . . . . .                1,035,495       747,490
                                                   -------------  ------------

TOTAL OPERATING EXPENSES . . . . . . .                1,971,521     1,659,560
                                                   -------------  ------------

INCOME FROM OPERATIONS . . . . . . . .                1,417,873       744,524
                                                   -------------  ------------

OTHER INCOME (LOSSES)
  Interest . . . . . . . . . . . . . .                    1,979         3,569
  Gain on sale of property
    and equipment. . . . . . . . . . .                      775           804
  Loss on investment . . . . . . . . .                   (8,062)            -
                                                   -------------  ------------

TOTAL OTHER INCOME (LOSSES). . . . . .                   (5,308)        4,373
                                                   -------------  ------------

INCOME BEFORE INCOME TAXES . . . . . .                1,412,565       748,897

INCOME TAXES . . . . . . . . . . . . .                   14,700         8,000
                                                   -------------  ------------

NET INCOME . . . . . . . . . . . . . .                1,397,865       740,897

RETAINED EARNINGS - BEGINNING OF YEAR.                  789,009       518,328

STOCKHOLDER DISTRIBUTIONS. . . . . . .                 (624,847)     (470,216)
                                                   -------------  ------------

RETAINED EARNINGS - END OF YEAR. . . .            $   1,562,027   $   789,009
                                                   =============  ============



                             See notes to financial statements
                                          F-20


                      TANGIBLE INVESTMENTS OF AMERICA, INC.
                  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


                                           Year Ended December 31
                                           -----------------------

                                               1998        1997
                                             ----------  --------

SELLING EXPENSES
  Advertising . . . . . . . . . . . . . .  $    115,317  $185,376
  Commissions . . . . . . . . . . . . . .       650,239   485,911
  Grading . . . . . . . . . . . . . . . .       170,470   240,783
                                             ----------  --------

TOTAL SELLING EXPENSES. . . . . . . . . .       936,026   912,070
                                             ----------  --------

GENERAL AND ADMINISTRATIVE EXPENSES
  Auto. . . . . . . . . . . . . . . . . .        28,248    26,092
  Bad debt. . . . . . . . . . . . . . . .           971         -
  Bank charges. . . . . . . . . . . . . .         9,318        38
  Business gifts. . . . . . . . . . . . .         2,523     2,426

  Buyback fees. . . . . . . . . . . . . .             -     1,316
  Consulting. . . . . . . . . . . . . . .        20,182     3,044
  Contributions . . . . . . . . . . . . .         4,293     2,685
  Depreciation and amortization . . . . .        25,436    25,090

  Dues and subscriptions. . . . . . . . .         8,909     9,973
  Employee Benefits . . . . . . . . . . .         1,926         -
  Entertainment . . . . . . . . . . . . .        26,557    23,217
  Equipment rental. . . . . . . . . . . .         7,359         -

  Insurance . . . . . . . . . . . . . . .        27,544    25,294
  Interest. . . . . . . . . . . . . . . .        88,428    45,869
  Legal and accounting. . . . . . . . . .        35,209    19,012
  Miscellaneous . . . . . . . . . . . . .           897         -

  Miscellaneous taxes and licenses. . . .           686     5,442
  Office supplies and expense . . . . . .        30,510    61,722
  Payroll taxes . . . . . . . . . . . . .        20,747     9,227
  Penalties . . . . . . . . . . . . . . .           108         -

  Postage and freight . . . . . . . . . .        60,727    51,394
  Profit sharing plan . . . . . . . . . .        47,501    29,328
  Rent. . . . . . . . . . . . . . . . . .         3,503    63,040
  Repairs & maintenance . . . . . . . . .        10,092         -

  Salary - office . . . . . . . . . . . .       141,321    91,403
  Salary - officer. . . . . . . . . . . .       257,955   150,000
  Security. . . . . . . . . . . . . . . .         9,155     6,233
  Storage . . . . . . . . . . . . . . . .             -       269

  Telephone . . . . . . . . . . . . . . .        24,268    31,169
  Trade shows . . . . . . . . . . . . . .        28,984    20,467
  Travel. . . . . . . . . . . . . . . . .        44,490    37,851
  Utilities . . . . . . . . . . . . . . .         7,648     5,889
                                             ----------  --------

TOTAL GENERAL AND ADMINISTRATIVE EXPENSES  $  1,035,495  $747,490
                                             ==========  ========

NOTE 1 Summary of Significan Accounting Policies

BUSINESS  ACTIVITY
------------------

Tangible Investments of America, Inc. (the "Company") was incorporated May 3, 1984 under the laws of the Commonwealth of Pennsylvania. The principal business activity is that of selling numismatic coins, antiques and artwork to dealers and collectors.

USE  OF  ESTIMATES
------------------

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from estimates that were used.

CASH  AND  CASH  EQUIVALENTS
----------------------------

The Company maintains cash at various financial institutions, which may exceed federally insured amounts at times and which may exceed balance sheet amounts due to outstanding checks.

For purposes of preparing the statement of cash flows, the Company considers all highly liquid investments available for current use with an initial maturity of three months or less to be cash and cash equivalents.

ACCOUNTS  RECEIVABLE
--------------------

The company grants credit to customers, substantially all of whom are numismatic coin dealers. No allowance for doubtful accounts has been recorded.

INVENTORY
---------

Inventories consisting of coins, artwork and antiques are stated at the lower of cost (specific identification) or market. Cost value as of December 31, 1998 and 1997 was $4,993,969 and $3,128,298, respectively.

PROPERTY  AND  EQUIPMENT
------------------------

Property and equipment (including major renewals, replacements, and betterments) are capitalized and stated at cost. Expenditures for ordinary maintenance and repairs are charged to operations as incurred. Upon the sale or other disposition of property, the cost and related accumulated depreciation or amortization are eliminated from the accounts and any resulting gain or loss is reflected in the results or operations. Depreciation is computed using both straight-line and accelerated methods over the estimated useful lives of the related assets.

Depreciation  amounted  to  $23,768  and  $23,422 in 1998 and 1997, respectively

CUSTOMER  LIST
--------------

The cost of the customer list purchased in 1996 is being amortized on the straight-line method over 15 years. Amortization expense in 1998 and 1997 was $1,668 and $1,668, respectively.

REVENUE  RECOGNITION
--------------------

Tangible Asset Galleries, Inc. (the "Company") generates revenue from wholesale and retail sales of rare coins, precious metals bullion, fine art, antiques and collectibles. The recognition of revenue varies for wholesale and retail transactions and is, in large part, dependent on the timing and amount of such consideration.

The Company sells merchandise (generally coins) to other wholesalers/dealers within its industry on credit, generally for terms of 30 to 60 days, but in no event greater than one year. The Company grants credit to new dealers based on extensive credit evaluations, and for existing dealers based on established business relationships and payment histories. The Company does not obtain collateral with which to secure its accounts receivable. The Company maintains reserves for potential credit losses based on an evaluation of specific receivables and the Company's historical experience related to credit losses.
As of December 31, 1998, management does not believe that there was any significant credit risk associated with its accounts receivable and, accordingly, has not established reserves. Revenues with dealers are recognized when the merchandise is shipped to the related dealer.

--------------------

The Company also generates revenues from consignment sales. Consignment sales are in cash and, under limited circumstances, on account. As of December 31, 1998, no consignment sales were included in accounts receivable. There are two primary methods in which the Company recognizes revenues from consignment sales:
(1) percentage-of-sales and (2) fixed cost. Under the percentage-of-sales method, the Company receives the merchandise from the consignor and mutually agrees to sell or auction the underlying merchandise to a third party for a predetermined floor price, period of time and percentage of the ultimate sales price, which generally ranges from 5% to 15%. Upon sale of the merchandise to a third party and cash tendered, the Company recognizes net revenues for its allocable percentage of the ultimate sales price and remits the remaining cash proceeds to the consignor. Under the fixed cost method, the Company receives the merchandise from the consignor and mutually agrees to sell or auction the underlying merchandise to a third party for a predetermined period of time, without regard to the ultimate sales price. The Company and the consignor mutually agree to a price that the Company will pay the consignor upon the ultimate sale of the underlying merchandise; otherwise, a fixed cost. Upon sale of the merchandise to a third party and cash tendered, the Company recognizes net revenues comprised of the ultimate sales price less the agreed upon fixed cost, and the proceeds attributed to the fixed cost are remitted to the consignor.

The Company has two separate return policies (money-back guarantees). Both policies cover retail transactions only. The first policy relates solely to rare coins. Customers may return rare coins purchased within 15 days of the receipt of the rare coins for a full refund as long as the rare coins are returned in exactly the same condition as they were delivered. In the case of rare coin sales on account (for credit), customers may cancel the sale within 15 days of making a commitment to purchase the rare coins. The receipt of a deposit and a signed purchase order evidences the commitment. The second policy relates to fine art, antiques and collectibles only. These items may be returned within 30 days of their receipt for a full refund as long as the items are returned in exactly the same condition as they were delivered. In the case of fine art, antiques and collectibles sales on account (for credit), customers may cancel the sale within 30 days of making a commitment to purchase the items. The receipt of a deposit and a signed purchase order evidences the commitment. Historically, the Company's retail customers have not exercised their rights to money-back guarantees and as such, the Company's management has not provided a reserve for sales returns in the accompanying financial statements.

ADVERTISING
-----------

Advertising costs are expensed as incurred. Advertising expenses for 1998 and 1997 were $115,317 and $185,376, respectively.

INCOME  TAXES
-------------

The Company has elected to be taxed as an S corporation for Federal and state purposes. Under these provisions, the Company does not pay Federal corporate taxes on its income. Instead, the stockholders are liable for income taxes on their respective share of the Company's taxable income and other distributable items. The California tax treatment is substantially the same as Federal, except for a 1.5% surtax (minimum of $800) imposed on the Company's taxable income.

PROFIT  SHARING  PLAN
---------------------

The Company's profit sharing plan covers all employees who have met certain service requirements. Contributions to the plan are at the discretion of the board of directors each year, however, contributions can not exceed 15% of each covered employee's salary. Contributions made to the plan for the years ended 1998 and 1997 were $47,501 and $29,328, respectively.

RECLASSIFICATIONS
-----------------

Certain reclassifications have been made to the 1997 financial statements to conform with the 1998 financial statement presentation. Such reclassification had no effect on net income as previously reported.

NOTE 2 Investment

INVESTMENT
----------

The Company's investment is comprised of a 5% ownership interest in Numismatic Interactive Network, LLC, an internet-based network for numismatic wholesalers to trade coins amongst themselves. The investment is carried at cost. Under the cost method, the Company records income only to the extent of distributions received. However, the investment is reduced by liquidation distributions (that is, distributions that exceed the Company's share of the cumulative net income of the venture subsequent to the date of the investment). The Company recognizes a loss for permanent declines in the value of the investment. During fiscal 1998, the Company recorded a loss of $8,062 with respect to its investment. The Company made the determination in 1998 that the investment, Numismatic Interactive Network, LLC, had incurred losses during fiscal 1998 that it believed would not be recoverable in the foreseeable future. As a result, the Company recorded its pro-rata 5% share of such losses amounting to $8,062 as a permanent decline in the value of the investment.

NOTE 3 Lines-of-Credit

The Company maintains a line-of-credit at a bank headquartered in California which provides short-term borrowings with interest payable monthly as follows:

A $600,000 line of credit with interest at prime (prime was 7.75% as of December 31, 1998) plus 2.625%, collateralized by the contents of the building (inventory and furniture and fixtures) plus the personal guarantee of the sole shareholder. The outstanding balance as of December 31, 1998 was $600,000.

NOTE 4 Commitments & Contingencies

The Company conducts its California operations from facilities that are leased under a five-year noncancelable operating lease expiring in June, 2001. There is an option to renew the lease for an additional five years. Future minimum rental payments required under the above lease as of December 31, 1998 are as follows:

                             Year Ending December 31
                             -----------------------

                                       1999          $ 60,000
                                       2000            60,000
                                       2001            30,000
                                                     --------
                                                     $150,000
                                                     ========

Rent  expense  for  1998  and  1997  was  $63,503  and  $63,040,  respectively.

The Company leases three vehicles under noncancelable operating leases. Future minimum lease payments required under the leases as of December 31, 1998 are as follows:

                             Year Ending December 31
                             -----------------------

                                        1999          $ 20,442
                                        2000            13,504
                                        2001            10,128
                                                      --------
                                                      $ 44,074
                                                      ========

Lease  expense  for  1998  and  1997  was  $24,488  and  $13,067,  respectively.

During 1998, the Company acquired equipment totaling $14,449 under a three-year capital lease agreement. Amortization of the capital lease included in depreciation amounted to $2,890 for the year ended December 31, 1998. Future principal payments under this lease is as follows:

                             Year Ending December 31
                             -----------------------
                                        1999          $ 5,657
                                        2000            5,657
                                        2001            2,722
                                                      -------
                Total minimum lease payments          $14,036

                Amount representing interest            1,949
                                                      -------
                Present  value  of  future
                  minimum  capital  lease payments    $12,087
                                                      =======

The Company provides a Guaranteed Liquidity and Buy Back at Grade warranty (the "Guarantee") to its retail rare coin customers. Retail rare coin sales amounted to $6,999,860 and $4,536,493 for the years ended December 31, 1998 and 1997, respectively. The policy grants the customer the opportunity to sell their coins back to the Company at the prevailing market "bid" (below the current wholesale price). The Company determines the "bid" price based on the prevailing market price at which the Company believes it could readily liquidate the coin. The "bid" price may be substantially below what the customer originally paid for the coin.

The values of the rare coins sold to retail customers continually fluctuate. Furthermore, retail customers continually resell or trade coins purchased from the Company with third parties. Once retail customers resell the rare coins to third parties, the Guarantee is void. Lastly, the Company has had minimal historical experience with customers exercising the Guarantee. As a result, it is not possible for the Company to determine the potential repurchase obligation pursuant to the Guarantee that it may be subject to as a result of previous sales of retail rare coins.

NOTE 5 Related Party Transactions

Shareholder loan payable represents a short-term, non-interest bearing advance to the Company from its sole stockholder. There are no stated repayment terms; however, the Company expects to repay the loan during 1999.

NOTE 6 Subsequent Events

On March 15, 1999 the Company, pursuant to the unanimous consent of the Board of Directors, declared a distribution of $1,400,000 to it's sole shareholder.

On March 31, 1999 the Directors of the Company, in consideration of funds advanced by the sole shareholder to the Company in the amount of $1,400,000, executed a convertible note in favor of Silvano DiGenova of the same amount. Interest is payable quarterly at an annual rate of 9%. The note, including any unpaid accrued interest thereon will become due and payable on March 31, 2004. The note contains certain acceleration, extension and conversion provisions.

The conversion provision allows Mr. DiGenova the right to convert the principal amount on this note, or any portion of the principal amount into shares of the common stock of the Company at a conversion price for each share equal to $1.00.

It is management's intent, upon availability of cash flow, to repay $600,000 of this note during 1999.

NOTE 7 Major Customers

One customer accounted for 12% of net sales for the year ended December 31, 1998 and 62% of accounts receivable as of December 31, 1998. Another customer accounted for 12% of accounts receivable as of December 31, 1998.

One customer accounted for 16% of net sales for the year ended December 31, 1997 and 53% of accounts receivable as of December 31, 1997.

                        Austin Land & Resources, Inc.
                        (A Development Stage Company)

                             FINANCIAL STATEMENTS

                              December 31, 1998
                              December 31, 1997
                              December 31, 1996

                             TABLE OF CONTENTS

                                                          PAGE #

INDEPENDENT AUDITORS REPORT                                    1

ASSETS                                                         2

LIABILITIES AND STOCKHOLDERS' EQUITY                           3

STATEMENT OF OPERATIONS                                        4

STATEMENT OF STOCKHOLDERS' EQUITY                              5

STATEMENT OF CASH FLOWS                                        6

NOTES TO FINANCIAL STATEMENTS                               7-11

                            BARRY L. FRIEDMAN, RC.
                         Certified Public Accountant

1582 TULITA DRIVE                                     OFFICE(702) 361-8414
LAS VEGAS, NEVADA 89123                              FAX NO.(702) 896-0278

                         INDEPENDENT AUDITORS' REPORT

Board of Directors                                   July 2, 1999
Austin Land & Resources, Inc.
Las Vegas, Nevada

I have audited the accompanying Balance Sheets of Austin Land & Resources, Inc. (A Development Stage Company), as of December 31, 1998, December 31, 1997, and December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1998, December 31, 1997, and December 31, 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Austin Land & Resources, Inc. (A Development Stage Company), as of December 31, 1998, December 31,
1997, and December 31, 1996, and the results of its operations and cash flows for the three years ended December 31, 1998, December 31, 1997, and December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 45 to the financial statements, the Company has suffered recurring losses from operations and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is described in Note #5. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Barry L. F iedman
Certified Public Accountant

                         Austin Land & Resources, Inc.
                          (A Resources Stage Company)

                                BALANCE SHEET

                                    ASSETS

                                                  December  December  December
                                                  31, 1998  31, 1997  31, 1996

CURRENT ASSETS                                    $      0  $      0  $      0

 TOTAL CURRENT ASSETS                             $      0  $      0  $      0

OTHER ASSETS

 Organization Costs (Net)                         $    120  $    192  $    264

 TOTAL OTHER ASSETS                               $    120  $    192  $    264

TOTAL ASSETS                                      $    120  $    192  $    264



        See accompanying notes to financial statements & audit report

                       Austin Land & Resources, Inc.
                        (A Development Stage Company)

                                BALANCE SHEET

                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                  December  December  December
                                                  31, 1998  31, 1997  31, 1996

CURRENT LIABILITIES

 Officer's Advances (Note #5)                     $    910  $     85  $     85
 TOTAL CURRENT LIABILITIES                        $    910  $     85  $     85

STOCKHOLDERS' EQUITY (Note #4)

 Common stock
 Par value $0.001
 Authorized 50,000,000 shares
 Issued and outstanding at

 December 31, 1996 -
 6,000,000 shares                                                     $  6,000

 December 31, 1997 -
 6,000,000 shares                                          $  6,000

 December 31, 1998 -
 6,000,000 shares                                $  6,000

 Additional Paid-In Capital                             0         0          0

 Deficit accumulated during                        -6,790    -5,893     -5,821
 the development stage

TOTAL STOCKHOLDERS' EQUITY                       $   -790  $    107   $    179

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                             $    120  $    192   $    264



See accompanying notes to financial statements & audit report

                       AUSTIN LAND & RESOURCES, INC.
                        (A Development Stage Company)

                           STATEMENT OF OPERATIONS



                              Year       Year       Year    Aug. 30,1995
                              Ended      Ended      Ended    (Inception)
                            Dec. 31,   Dec. 31,   Dec. 31,   to Dec. 31,
                              1998       1997       1996        1998

INCOME
Revenue                    $      0   $      0    $     0   $       0

EXPENSES
General, Selling and
Administrative             $    825   $      0    $    85   $   6,550

Amortization                     72         72         72         240

  TOTAL EXPENSES           $    897   $     72    $   157   $   6,790

NET PROFIT/LOSS (-)        $   -897   $    -72    $  -157   $  -6,790

 Net Profit/Loss(-)
 per weighted share
 (Note 1)                  $ -.0001   $    NIL    $   NIL   $  -.0011

 Weighted average
 Number of common
 shares outstanding       6,000,000  6,000,000  6,000,000   6,000,000


        See accompanying notes to financial statements & audit report

                     AUSTIN LAND & RESOURCES, INC.
                      (A Development Stage Company)


               STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                  Additional     Accumu-
                              Common     Stock     paid-in        lated
                              Shares     Amount    Capital       Deficit

Balance,
December 31, 1995          6,000,000     $6,000   $   0          $-5,664

Net loss year ended
December 31, 1996          _________     ______   _________         -157

Balance,
December 31, 1996          6,000,000     $6,000   $   0          $-5,821

Net loss year ended
December 31, 1997          _________     ______   __________         -72

Balance,
December 31, 1997          6,000,000     $6,000   $   0          $-5,893

Net loss year ended
December 31, 1998          _________     ______   __________        -897

Balance,
December 31, 1998          6,000,000     $6,000   $  0           $-6,790


        See accompanying notes to financial statements & audit report

                       Austin Land & Resources, Inc.
                        (A Development Stage Company)

                           STATEMENT OF CASH FLOWS


                              Year       Year          Year     Aug. 30,1995
                             Ended      Ended         Ended      (Inception)
                           Dec. 31,   Dec. 31,      Dec. 31,    to Dec. 31,
                             1998        1997         1996           1998

CASH FLOWS FROM
OPERATING ACTIVITIES

Net Loss                   $ -897      $  -72       $ -157       $-6,790

 Adjustment to
 Reconcile net loss
 To net cash provided
 by operating
 Activities
    Amortization              +72         +72          +72          +240

Changes in assets and
Liabilities
 Organization Costs             0           0            0          -360

 Increase in current
 Liabilities

 Advances Payable            +825           0          +85          +910

NET CASH USED IN
OPERATING ACTIVITIES       $    0      $    0       $    0       $-6,000

CASH FLOWS FROM
INVESTING ACTIVITIES            0           0            0           0

CASH FLOWS FROM
FINANCING ACTIVITIES

 Issuance of Common
 Stock for Cash                 0           0            0        +6,000

Net Increase (decrease)    $    0      $    0       $    0       $     0

Cash,
Beginning of period             0           0            0             0

Cash, End of period        $    0      $    0       $    0       $     0



See accompanying notes to financial statements & audit report

                       AUSTIN LAND & RESOURCES, INC.
                        (A Development Stage Company)

                        NOTES TO FINANCIAL STATEMENTS

         December 31, 1998, December 31, 1997, and December 31, 1996

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

The Company was organized August 30, 1995, under the laws of the State of Nevada as Austin Land & Resources, Inc. The Company currently has no operations and in accordance with SFAS #7, is considered a development company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The Company records income and expenses on the accrual method.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and equivalents

The Company maintains a cash balance in a noninterest -bearing bank that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with the maturity of three months or less are considered to be cash equivalents. There are no cash equivalents as of December 31, 1998.

                       AUSTIN LAND & RESOURCES, INC.
                        (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         December 31, 1998, December 31, 1997, and December 31, 1996

       NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109 (SFAS #109) "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary difference between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Organization Costs

Costs incurred to organize the Company are being amortized on a straight-line basis over a sixty-month period.

Loss Per Share

Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) "Earnings Per Share". Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects per share amounts that would have resulted if dilative common stock equivalents had been converted to common stock. As of December 31, 1998, the Company had no dilative common stock equivalents such as stock options.

Year End

The Company has selected December 31st as its year-end.

                       AUSTIN LAND & RESOURCES, INC.
                        (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         December 31, 1998, December 31, 1997, and December 31, 1996

       NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Year 2000 Disclosure

The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that have time sensitive software may recognize a date using 110011 as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruption of normal business activities. Since the Company currently has no operating business and does not use any computers, and since it has no customers, suppliers or other constituents, there are no material Year 2000 concerns.

NOTE 3 - INCOME TAXES

There is no provision for income taxes for the period ended December 31, 1998, due to the net loss and no state income tax in Nevada, the state of the Company's domicile and operations. The Company's total deferred tax asset as of December 31, 1998 is as follows:

Net operation loss carry forward                   $ 6,790
Valuation allowance                                $ 6,790

Net deferred tax asset                             $     0

The federal net operation loss carry forward will expire in various amounts from 2015 to 2018.

This carry forward may be limited upon the consummation of a business combination under IRC Section 381.

                       AUSTIN LAND & RESOURCES, INC.
                        (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 1998, December 31, 1997, and December 31, 1996

NOTE 4 - STOCKHOLDERS' EQUITY

Common Stock

The authorized common stock of the corporation consists of 50,000,000 shares with a par value of $0.001 per share.

Preferred Stock

The corporation has no preferred stock.

On September 1, 1995, the Company issued 6,000,000 shares of its $0.001 par value common stock in consideration of $6,000 in cash.

NOTE 5 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. It is the intent of the Company to seek a merger with an existing, operating company. Until that time, the stockholders /officers and or directors have committed to advancing the operating costs of the Company interest free.

                       AUSTIN LAND & RESOURCES, INC.
                        (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         December 31, 1998, December 31, 1997, and December 31, 1996

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company neither owns nor leases any real or personal property. An officer of the corporation provides office services without charge. Such costs are immaterial to the financial statements and accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 7 - WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional share of common or preferred stock.

               AUSTIN LAND & RESOURCES, INC.
               (A Development Stage Company)
                      BALANCE SHEET
                        (UNAUDITED)

                      MARCH 31, 1999


ASSETS
Current Assets
 Cash                                                           $    -
 Accounts receivable                                                 -
 Other current assets                                              120

Property and equipment, net of accumulated depreciation              -
Other assets                                                         -

   Total assets                                                 $  120

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
 Accounts payable                                               $    -
 Deferred income and other liabilities                             910

   Total current liabilities                                       910

Stockholders' equity
 Common stock                                                    6,000
 Additional paid in capital                                          -
 Deficit accumulated during
  the development stage                                         (6,790)

   Total stockholders' equity                                     (790)

Total liabilities and stockholders' equity                      $  120

           See Accompanying Notes to Interim Financial Statements

                              (F-42)

               AUSTIN LAND & RESOURCES, INC.
               (A Development Stage Company)
                STATEMENTS OF OPERATIONS
                        (UNAUDITED)

THREE MONTHS ENDED
                                                                 MARCH 31
                                                            1999           1998
Net revenues                                              $        -     $        -

Cost of sales                                                      -              -

Gross profit                                                       -              -

Selling, general and administrative expense                        -              -

Other income                                                       -              -

Income before provision for income tax                             -              -

Provision for income tax                                           -              -

Net profit/loss                                           $        -     $        -

Basic and diluted net profit/loss per common share        $        -     $        -

Basic and diluted weighted average common shares
 outstanding                                               1,650,000      1,650,000

           See Accompanying Notes to Interim Financial Statements

                              (F-43)

               AUSTIN LAND & RESOURCES, INC.
               (A Development Stage Company)
                STATEMENTS OF CASH FLOWS
                        (UNAUDITED)

                      MARCH 31, 1999


THREE MONTHS ENDED
                                                                 MARCH 31
                                                            1999           1998
Cash flows from operating activities:
Net income                                              $        -    $        -
Adjustments to reconcile net income to net cash used
 in operating activities
 Depreciation and amortization                                   -             -
 Consulting expense                                              -             -
 Changes in operating assets and liabilities
   Accounts receivable                                           -             -
   Other current assets                                          -             -
   Other assets                                                  -             -
   Accounts payable                                              -             -
   Deferred income and other liabilities                         -             -

Net cash used in operating activities                            -             -

Cash flows from investing activities
 Acquisition of property and equipment                           -             -

                                                                 -             -

Net increase/decrease in cash                                    -             -

Cash at beginning of period                                      -             -

Cash at end of period                                   $        -    $        -


           See Accompanying Notes to Interim Financial Statements

                              (F-44)

               AUSTIN LAND & RESOURCES, INC.
               (A Development Stage Company)
              NOTES TO FINANCIAL STATEMENTS
                       (UNAUDITED)

                      MARCH 31, 1999

           NOTE 1   MANAGEMENT REPRESENTATION

             The management of Austin Land & Resources,
             Inc. ("ALR" or the "Company") has prepared the financial statements included herein without audit. Such financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The unaudited condensed financial statements include all adjustments, consisting of all normal recurring adjustments, which are in the opinion of management necessary to fairly state the financial position of the Company as of March 31, 1999, and the results of its operations and cash flows for the three month interim periods ended March 31, 1999 and 1998. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading.
             Operating results for the three month
             interim period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending
             December 31, 1999, or for any other period.

             It is suggested that these unaudited
             financial statements be read in conjunction with the annual 1998 and 1997 audited financial statements and the notes related thereto of Tangible Investments of America included elsewhere in this Registration
             Statement on Form 10-SB. Such financial statements and the notes related thereto contain the accounting policies and other relevant information with respect to the Company.

            NOTE 2   DESCRIPTION OF BUSINESS AND MERGER

            The Company was originally incorporated in Nevada. On April 28, 1999, the Company acquired all of the outstanding common stock of Tangible Investments of America ("TIA") and merged the operations of TIA into the Company in a reverse merger acquisition.
            Effective with the merger, TIA became the successor company and changed its name to Tangible Asset Galleries, Inc.

                              (F-45)

                 AUSTIN LAND & RESOURCES, INC.
                (A Development Stage Company)
           NOTES TO FINANCIAL STATEMENTS CONTINUED
                        (UNAUDITED)

                      MARCH 31, 1999

            NOTE 2   DESCRIPTION OF BUSINESS AND MERGER,
                        CONTINUED

            Prior to the merger, the Company had
            1,650,000 shares of common stock
            outstanding. As part of the merger, the Company issued 16,000,000 shares of its common stock to the shareholders of TIA in exchange for 490 (100%) shares of TIA's common stock. The Company had no revenues and no significant operations prior to the merger. Subsequent to the merger, the former shareholders of TIA constituted 88.40% of the total outstanding shares of common stock of the Company and the former shareholders of ALR constituted 9.12% of the total outstanding shares of common stock of the Company.

            The Company is a retailer and wholesaler of rare coins and antique collectibles based in Laguna Beach, California. The Company also has a satellite office in Las Vegas, Nevada.

                              (F-46)